SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                              SECURITIES ACT OF 1933

                     THE  TRACKER  CORPORATION  OF  AMERICA
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                  (Name of Small Business Issuer in Its Charter)
        DELAWARE                        7299                     86-0767918
        --------                   ---------------               ----------
 (State or Other Jurisdiction    (Primary  Standard            (I.R.S.  Employer
 of Incorporation or             Industrial Classification     Identification
 Organization)                   Code  Number)                 Number)

1120  FINCH  AVE.  WEST,  SUITE  303,  NORTH  YORK,  ONTARIO  CANADA  M3J  3H8;
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800-822-8757
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          (Address and Telephone Number of Principal Executive Offices)

          ARKIN  MEROLLA  LLP,  ONE  SECURITIES  CENTRE,  SUITE  302,
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         3490  PIEDMONT  ROAD,  ATLANTA  GEORGIA  30305;  404-467-5244
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           (Name, Address and Telephone Number of Agent For Service)

     Approximate Date of Commencement of Proposed Sale to the Public: December 15, 1999

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration  statement  for  the  same  offering.  [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) Under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.  [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) Under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.  [   ]

     If delivery of the prospectus is expected to be made  pursuant to Rule 434,
check  the  following  box.  [   ]

                            CALCULATION OF REGISTRATION FEE

Title of Each Class                        Proposed             Proposed
Of Securities To         Amount to    Offering Price Per   Aggregate Offering       Amount of
Be Registered          Be Registered        Unit(6)               Price         Registration Fee
---------------------  -------------  -------------------  -------------------  -----------------
Common Stock(1)           15,000,000                  .20  $      3,000,000.00  $          834.00
     $.001 par value
Common Stock(2)            3,350,000                  .20  $        670,000.00  $          186.26
Common Stock(3)              400,000                  .20  $         80,000.00  $           22.24
Common Stock(4)              750,000                  .20  $        150,000.00  $           41.70
Common Stock(5)           15,000,000                  .20  $      3,000,000.00  $          834.00
                       -------------                       -------------------  -----------------
                          34,500,000                       $      6,900,000.00  $        1,918.20
                       -------------                       -------------------  -----------------

(1)     Represents  Common  Stock  available  for  conversion  of  the  Series  1  Bridge  Notes
(2)     Represents  Common  Stock  available  for  the  exercise  of  Repricing  Warrants
(3)     Represents  Common  Stock  underlying  Purchase  Warrants
(4)     Represents  Common  Stock  underlying  Sovereign  Warrants
(5)     Represents  Common  Stock  underlying  Callable  Warrants
(6)     Arbitrary  value used solely for purposes of computing the registration fee, based upon a bona  fide  estimate  of  the  maximum  offering  price  pursuant  to  Rule  457

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

       DECEMBER 10, 1999                                  PRELIMINARY PROSPECTUS
                             THE TRACKER CORPORATION
                                   OF AMERICA

              UP TO 34,500,000 SHARES $.001 PAR VALUE COMMON STOCK

     We hereby offer up to 34,500,000 shares of our Common Stock, through: (i) conversion of up to $3,000,000 of Series 1 Bridge Notes (up to 15,000,000 shares); (ii) the exercise of Repricing Warrants (up to 3,350,000 shares); (iii) the exercise of Purchase Warrants (up to 400,000 shares); (iv) the exercise of Sovereign Warrants (up to 750,000 shares); and (v) the exercise of Callable Warrants (up to 15,000,000 shares). For a description of the respective offering  prices,  see  DETERMINATION  OF  OFFERING  PRICE.  This Offering shall
                   ---
continue until the earlier of (i) June 1, 2000, or such later date as we may select, or (ii) we terminate this Offering. Our Common Stock is quoted on the OTC Bulletin Board under the symbol "TRKR." We will immediately utilize funds tendered for the purchase of the Series 1 Bridge Notes and the Common Stock. This is a "best efforts" offering. The minimum unit investment in the Series 1 Bridge Notes is $50,000 and there is no minimum number of shares required to be sold. See RISK FACTORS.
       ---
                              ----------------------
  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
     NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN
   OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE
       SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED .

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                              ----------------------

Title of Each Class                      Proposed         Proposed
Of Securities To         Amount to    Offering Price      Aggregate                       Proceeds to
Be Registered          Be Registered    Per Unit(6)    Offering Price   Commissions(7)     Company(8)
---------------------  -------------  ---------------  ---------------  ---------------  --------------
Common Stock(1)           15,000,000              .20  $  3,000,000.00  $    390,000.00  $ 2,610,000.00
     $.001 par value
Common Stock(2)            3,350,000              .20  $    670,000.00  $          0.00  $   670,000.00
Common Stock(3)              400,000              .20  $     80,000.00  $          0.00  $    80,000.00
Common Stock(4)              750,000              .20  $    150,000.00  $          0.00  $   150,000.00
Common Stock(5)           15,000,000              .20  $  3,000,000.00  $          0.00  $ 3,000,000.00
                       -------------                   ---------------  ---------------  --------------
                          34,500,000                   $  6,900,000.00  $    390,000.00  $ 6,510,000.00
                       -------------                   ---------------  ---------------  --------------

(1)     Represents  Common  Stock  available  for  conversion  of  the  Series  1  Bridge  Notes
(2)     Represents  Common  Stock  available  for  the  exercise  of  Repricing  Warrants
(3)     Represents  Common  Stock  underlying  Purchase  Warrants
(4)     Represents  Common  Stock  underlying  Sovereign  Warrants
(5)     Represents  Common  Stock  underlying  Callable  Warrants
(6)     Arbitrary  value  used solely for purposes of computing the registration fee, based upon a bona fide  estimate  of  the  maximum  offering  price  pursuant  to  Rule  457
(7)     Reflecting  finders  fee payable to Sovereign Capital Advisors, LLC.  Neither we nor any of our
executive  officers  will  receive  any  addition  remuneration  for  any  sales
(8)     Before  deducting  expenses  of this Offering payable by us, estimated at approximately $60,000


TABLE OF CONTENTS
SUMMARY OF THIS OFFERING . . . . . . . . . . . . . . . . . . .         1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .         3

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . .         9

DETERMINATION OF OFFERING PRICE. . . . . . . . . . . . . . . .        10

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . .        12

LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . .        12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS .        13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT        15

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . .        16

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
          SECURITIES ACT LIABILITIES . . . . . . . . . . . . .        17

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . .        18

MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . .        25

DESCRIPTION OF PROPERTY. . . . . . . . . . . . . . . . . . . .        28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS . . . . . . . .        28

MARKET FOR COMMON EQUITY . . . . . . . . . . . . . . . . . . .        29

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . .        30

CHANES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
          AND FINANCIAL DISCLOSURE . . . . . . . . . . . . . .        38

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . .       F-1

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by the more detailed information, including risk factors, and financial statements and notes thereto appearing elsewhere in this Prospectus and the Exhibits attached hereto.


ISSUER: The Tracker Corporation of America is a development stage company that develops, markets, sells, and operates global property tracking systems and recovery services using advanced bar code and laser scanning technology, known as The Tracker System. Our principal offices are located at 1120 Finch Avenue West, Suite 303, North York, Ontario M3J 3H7.

PURPOSE  OF  THIS  OFFERING:     Working  capital,  capital  expenditures  and
repayment  of  indebtedness.

THE  INVESTMENT:     Up  to $3,000,000 in Series 1 Bridge Notes, to be purchased in  an  amount  no  less  than  $50,000  per  unit.

THE OFFERING: We hereby offer up to 34,500,000 shares of our Common Stock, par value $.001 per share, through: (i) conversion of Series 1 Bridge Notes (up to 15,000,000 shares); (ii) the exercise of Repricing Warrants (up to 3,350,000 shares); (iii) the exercise of Purchase Warrants (up to 400,000 shares); (iv) the exercise of the Sovereign Warrants (up to 750,000 shares); and (v) the exercise of Callable Warrants (up to 15,000,000 shares).

OFFERING  PRICE:     SEE  "DETERMINATION  OF  OFFERING  PRICE."

OFFERING  PERIOD:     Until  the earlier of (i) June 1, 2000, or such later date as  we  may  select,  or  (ii)  we  terminate  this  Offering.

SECURITY: Any Purchaser of Series 1 Bridge Notes has a general and continuing security interest for the repayment and/or performance under the terms of the promissory note in our accounts receivable, inventory, equipment, chattel paper, documents of title, securities and instruments, intangibles, and proceeds. As additional security, our President, Jay S. Stulberg, has pledged 250,000 shares of his Common Stock in our company, his 100 shares (representing all the issued and outstanding shares) of an affiliate, The Global Tracker Corporation, an Ontario corporation, and his right to acquire 1,244,289 additional shares of our Common Stock pursuant to his Option rights. Our Chief Executive Officer, Bruce I. Lewis, has also pledged 600,000 shares of his Common Stock in our company, and his right to acquire 1,244,289 additional shares of our Common Stock pursuant to his Option rights as additional security to the Series 1 Bridge Notes.

BEST EFFORTS:     No minimum number of shares is required to be issued.  We will immediately  utilize  funds  tendered.

MARKET FOR COMMON STOCK: Our Common Stock is traded in the over the counter market, is quoted on the OTC Bulletin Board, and is quoted in the "pink sheets" under the symbol "TRKR." Because of the limited brokerage and news coverage on the OTC Bulletin Board, it may be difficult to obtain accurate quotations as to the value of our Common Stock. We cannot assure that a more active market will develop, or if developed, that it will be maintained. See "Risk Factors" and "Market for Common Equity."

RISK  FACTORS:     SEE  "RISK  FACTORS."

ABSENCE OF DIVIDENDS We do not currently intend to pay regular cash dividends on our Common Stock. We will review this policy from time to time in light of, among other things, our earnings and financial position. We do not anticipate paying dividends on our Common Stock in the foreseeable future.

TRANSFER  AGENT:     Atlas  Stock  Transfer  Corporation  is our transfer agent.

FOR  MORE  INFORMATION:     Contact  Bruce  I.  Lewis at (800) 822-8757 x-230 or
(416)  593-2604

                                  RISK FACTORS

     The Securities offered herein involve a high degree of risk. In addition to the other information contained in this Prospectus, you should consider the following risk factors before making an investment. The occurrence of any the following risks could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently view as immaterial might also materially adversely affect our business, financial condition or results of operations. In such a case, the value of your investment could decline and you may lose all or part of your investment.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

IMMEDIATE  AND  SUBSTANTIAL  DILUTION;  USE  OF  PROCEEDS

     Any conversion of the Series 1 Bridge Notes (the "Notes") will result in the immediate and substantial dilution of the book value of the Common Stock. Furthermore, should any or all of the warrants be exercised (which include the Repricing Warrants, Purchase Warrants, Callable Warrants, and Sovereign Warrants, collectively referred to as the "Warrants"), or if we issue additional shares of Common Stock in the future, the book value of the Common Stock will experience further dilution. Any proceeds received by us upon any exercise of Warrants will be used for general corporate purposes and for working capital, which may include payment of salaries, research and development, and marketing expenses.

SUBSTANTIAL  COMPETITION

     We compete with a large number of competitors that have substantially greater financial, technical, marketing, and management resources. As a result, demand and market acceptance for our products and services are subject to a high level of uncertainly. We currently have limited financial, personnel and other resources to undertake the extensive activities necessary to produce and market our products and services. Our failure to compete effectively could materially adversely affect our business, financial condition or results of operation.

DEPENDENCE  ON  KEY  PERSONNEL;  NEED  FOR  ADDITIONAL  PERSONNEL

     Our success is largely dependent on our ability to attract and retain key management and operating personnel. We particularly depend on the efforts and skills of Bruce I. Lewis, Jay S. Stulberg, Christopher Creed, and Tizio Panara. We have entered into employment agreements with Mr. Lewis and Mr. Stulberg and are planning to enter into one with Mr. Creed and Mr. Panara in the future. The loss, incapacity, or unavailability of any of these individuals could materially adversely affect our business, financial condition or results of operation. In addition, it may be necessary for us to attract and retain additional individuals to support the growth of our business or to replace key personnel in the event of their termination of employment. Because qualified individuals are in high demand and are often subject to competing offers, we cannot assure that we can attract and retain qualified personnel needed for our business. The inability to hire additional personnel as needed could materially adversely affect our business, financial condition or results of operation.

LIMITED  MARKET;  POSSIBLE  VOLATILITY  OF  STOCK  PRICE

     Our Common Stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board. The market for the Common Stock must be characterized as extremely limited due to the low trading volume and the small number of brokerage firms acting as market makers. Additionally, stocks traded on the OTC Bulletin Board generally have limited brokerage and news coverage and the market price of the Common Stock may not reflect our true value. As a result, you may find it difficult to dispose of, or to obtain accurate quotations as to the value of, the Common Stock. Over the past eighteen months our stock has traded at a low price of $.05 per share and a high price of $.41 per share. We cannot assure that the over-the-counter market for our securities will continue, that a more active market will develop, or that the prices in any such market will be maintained at their current levels or otherwise. Factors such as technological innovations, new product developments, general trends in our industry, quarterly variations in our results of operations, and market conditions in general may cause the market price of the Common Stock to fluctuate significantly. The stock markets have experienced extreme price and volume fluctuations that may adversely affect the market price of the Common Stock. Sales of substantial amounts of shares of Common Stock in the public market pursuant to conversion of the Notes, exercise of the Warrants, and additional capital financing transactions that we may undertake in the future, could materially adversely affect the market price of our Common Stock. Such sales may also limit our ability to raise equity capital in the future and may make it more difficult for you to liquidate your investment.

PENNY  STOCK  RULES

     The Common Stock is subject to the penny stock rules (the "Penny Stock Rules") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Penny Stock Rules regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information with respect to transactions in such securities). The Penny Stock Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effectuating the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the Penny Stock Rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Common Stock and you may find it more difficult to sell the Common Stock in the over-the-counter market.

CONCENTRATION  OF  OWNERSHIP;  EFFECT  OF  CERTAIN  CHARTER AND BYLAW PROVISIONS

     Our directors, officers, principal stockholders and their affiliates will continue to beneficially own approximately 13% of the Common Stock immediately following this Registration, assuming the full exercise of currently exercisable options and warrants and the conversion of outstanding convertible debentures. As a result of such ownership, our directors, officers, principal stockholders and their affiliates will effectively have the ability to maintain control and direct our business and affairs. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control. In addition, our Certificate of Incorporation and Bylaws contain provisions that have the effect of retaining the control of current management and that may discourage any acquisition bids. Such provisions could limit the price that investors might be willing to pay in the future for shares of the Common Stock and impede the ability of stockholders to replace management even if factors warrant such a change.

UNCERTAINTY  OF  MARKET  ACCEPTANCE

     Our future success entirely depends on the successful development, commercialization and market acceptance of The Tracker System, the complete efficacy of which has not yet been demonstrated. Our initial marketing efforts, which focused primarily on consumer applications for The Tracker System, were not successful. Penetrating other markets that will respond more favorably to our products and services will present marketing and financial challenges for us and we are experimenting with new business models, which are speculative and untested to date. We cannot assure that we will gain a significant level of commercial acceptance of our products and services in other markets and the failure to do so could materially adversely affect our business, financial condition or results of operation.

HISTORY  OF  OPERATING LOSSES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES
     We have generated only modest revenue and have sustained significant operating losses each year since our inception. In fact, we have not generated any significant revenue since September 1997 and have accumulated a deficit of $18,213,000 as of September 30, 1999. We cannot assure that we can attract significant outside financing on terms acceptable to us or that we will achieve profitable operations. If we are unable to attract such financing or achieve profitable operations, we may be forced to cease or significantly limit our operations. We may never generate substantial operating revenue or achieve profitability. Our ability to generate revenue from operations and achieve profitability is largely dependent upon the successful commercialization of The Tracker System and our successful transition from a development stage company to a fully operating company.
DEVELOPMENT  STAGE  OF  COMPANY

     We are a development stage company and have generated minimal sales. Our operations and resulting cash flows are subject to all of the risks inherent in an emerging business enterprise. To achieve significant revenues and profitable operations on a continuing basis, we must successfully market and sell our products and services and efficiently manage our operations and we cannot assure that we will be able to do so.

RISK  OF  TECHNOLOGICAL  OBSOLESCENCE
     We cannot assure that our competitors and potential competitors will not succeed in developing or marketing technologies and products that will be more accepted in the marketplace than The Tracker System or that would render our technology obsolete or noncompetitive. Most of our competitors and potential competitors have substantially greater capital resources, research and development staffs and facilities than us. The market for our products and services is marked by rapid technological change, frequent new product introductions, uncertain product life cycles, changes in client demands and evolving industry standards. Most of our competitors and potential competitors have substantially greater experience than us in research and new product development and manufacturing and marketing personal property marking and monitoring systems, identification devices and scanning and retrieval systems. New products based on new technologies or new industry standards can rapidly render existing products obsolete and unmarketable. Over the past two years we have invested minimal capital to maintain and update our technology and any delays in developing, testing and releasing enhanced or new products could materially adversely affect our business, operating results and financial condition.

SOURCES  OF  SUPPLY;  LACK  OF  FORMAL  AGREEMENTS  WITH  SUPPLIERS
     Our ability to market, sell and operate The Tracker System partly depends on our ability to procure necessary goods and services. Although we have preliminary understandings or agreements with suppliers, these are generally informal and may be difficult to enforce and are subject to termination. We cannot assure that we will achieve and maintain product quality and reliability when producing The Tracker System in the quantities required for commercial operations or within a period that will permit us to introduce our products in a timely fashion. We also cannot assure that we will be able to assemble and manufacture our products at an acceptable cost. The failure to do so could materially adversely affect our business, operating results and financial condition.

FUTURE  RELATIONSHIP  WITH  SYMBOL  TECHNOLOGIES,  INC.

     We procure scanning equipment from Symbol Technologies, Inc. ("Symbol"), particularly the PDF 1000 laser scanner, which is the first laser scanner to read two-dimensional bar code. On May 18, 1999 we entered into an agreement with Symbol whereby we were granted the exclusive right to use the PDF 1000 laser scanners in the United States, Canada, and Europe for personal property identification and recovery purposes. This contract is subject to a minimum annual purchase requirement of 5000 laser scanner units, having a purchase price effect of at least ten million dollars ($10,000,000). We will likely not meet this requirement and Symbol will be permitted to terminate the contract should it so choose.

FUTURE  RELATIONSHIP  WITH  THE  FLORIDA  POLICE  CHIEFS  FOUNDATION

     We are presently negotiating an agreement with the Florida Police Chiefs Foundation (FCPF) to collaborate on a statewide Operation Bicycle Identification Partnership. We agreed with FPCF to extend the deadline for the completion of the arrangement pending our resolution of an outstanding contract issue with another law enforcement group. Our failure to resolve this issue and enter into the agreement with FPCF could materially adversely affect our business, operating results and financial condition.

RISK  OF  PRODUCT  INCOMPATIBILITY  WITH  MAJOR  PLATFORMS

     Our product is required to interoperate with web servers and database servers and we must, therefore, continually modify and enhance our products to keep pace with changes in operating systems and servers. If our product were to be incompatible with a new operating system, web server or database server that achieved sufficient market penetration, our business would be harmed. In addition, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems or browsers could also materially adversely affect our business, operating results and financial condition.

LENGTHY  SALES  CYCLES

     We typically experience long sales cycles that generally vary by customer from three to six months. Because the implementation of our products involves significant capital expenditures by the customer, our sales process is subject to lengthy approval processes and delays. We often devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations, and feasibility studies without any assurance that the prospective customer will decide to purchase our products.

DEPENDENCE  ON  PATENTS  AND  PROPRIETARY  TECHNOLOGY
     Our success partly depends on our ability to obtain patent protection for our proposed products and processes, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. We will rely on a combination of trade secret and trademark laws, nondisclosure and other contractual agreements, and technical measures to protect the confidential information, know-how and proprietary rights relating to our personal property identification and recovery system. In addition, we have filed an international patent application pursuant to the Patent Cooperation Treaty for our personal property identification and recovery system. We cannot assure, however, that these will mature into an issued patent or that any patent, trademark or service mark obtained or licensed by us will be held valid and enforceable if asserted by us against another party. In addition, these protections may not preclude competitors from developing systems competitive with our system in the future or that third parties will not assert infringement claims against us. The successful assertion of such claims could materially adversely affect our business, operating results and financial condition.

     We also rely on unpatented trade secrets that may be independently developed or otherwise acquired by our competitors. In addition, even if our pending patent is ultimately issued, other parties may hold or receive patents that contain claims covering The Tracker System. Should this occur, it may delay or prevent the sale of The Tracker System or require licenses resulting in the payment of fees or royalties by us in order to continue operations. We cannot assure that needed or potentially useful licenses will be available to us in the future on acceptable terms.

     An adverse determination in any litigation could subject us to significant liabilities to third parties. In such a case, we may be required to seek licenses from, or pay royalties to, third parties or be prevented from manufacturing, selling or using our proposed products, any of which could materially adversely affect our business, operating results and financial condition.

ABILITY TO OPERATE A LARGE INFORMATION SYSTEMS DATABASE; NO EXPERIENCE OF EXISTING PERSONNEL CONCERNING OPERATING OR MAINTAINING A LARGE DATABASE

     Although we do not expect to encounter any difficulty in operating or maintaining a large database, our existing personnel have not previously operated or maintained any other large database and therefore our experience is limited. To ensure the security and integrity of our databases, we use a combination of program design, technology and company policies. No security system or procedures are foolproof and many aspects of our operations involve some degree of security risk. Any material breach of security could materially adversely affect our business, operating results and financial condition.

MANAGEMENT  OF  FUTURE  GROWTH

     If we are successful in marketing, selling and operating The Tracker System, the resulting growth will place a strain on our management, operational and financial resources. Our ability to achieve profitable operations and to manage future growth will depend on our ability to implement appropriate operational, financial and accounting systems, to attract and retain highly qualified personnel to manage our future growth, and to expand, train and manage our employee base. The failure to effectively manage our future growth could materially adversely affect our business, operating results and financial condition.

FUTURE  CAPITAL  REQUIREMENTS;  NO  ASSURANCE  FUTURE  CAPITAL WILL BE AVAILABLE
     We will require additional funds in order to successfully market and sell our products and services and operate our business. Our inability to obtain financing or to raise additional capital when needed and in amounts and on terms favorable to us, could prevent or delay the marketing, sale and operation of our products and services and could materially adversely affect our business, operating results and financial condition. Insufficient funds may require us to delay, scale back or eliminate some or all of our programs designed to facilitate the commercial introduction of The Tracker System or prevent such commercial introduction altogether.
ABSENCE  OF  DIVIDENDS

     We do not anticipate paying dividends on the Common Stock in the foreseeable future. Any future dividends will depend on our earnings, if any, our financial requirements, and other factors.

MAINTENANCE  OF  CURRENT  PROSPECTUS

     In order for the warrant holders to exercise the Warrants, we must maintain a current prospectus. We cannot assure that we will have the resources to prepare the necessary documentation and warrant holders may not be able to exercise their warrants when desired, if at all.

                                 USE OF PROCEEDS

     The net proceeds from the issuance of the Series 1 Bridge Notes are estimated at $2,550,000 if the maximum is issued and $1,250,000 if the target is achieved, after deducting estimated offering expenses and commissions. The following represents our best estimate of the proceeds of this Offering based on present planning and business conditions. If we issue less than the maximum, we will endeavor to apply the proceeds on a proportionate basis. We reserve the right to change the use of proceeds and redirect our priorities at any time.


                                          IF MAXIMUM SOLD       IF TARGET SOLD
                                       --------------------  --------------------
                                         AMOUNT    PERCENT     AMOUNT    PERCENT
                                       ----------  --------  ----------  --------
TOTAL PROCEEDS                         $3,000,000      100%  $1,500,000      100%
                                       ==========  ========  ==========  ========

LESS ESTIMATED OFFERING EXPENSES:

Finders Fee                               390,000     13.0%     195,000     13.0%
Legal and Accounting                       50,000      1.7%      45,000      3.0%
Miscellaneous(1)                           10,000      0.3%      10,000      0.7%
                                       ----------  --------  ----------  --------
     Total Offering Expenses           $  450,000     15.0%  $  250,000     20.7%
                                       ----------  --------  ----------  --------
     Amount Available for Investment   $2,550,000     85.0%  $1,250,000     83.3%
                                       ----------  --------  ----------  --------

NET PROCEEDS FROM OFFERING:

Repayment of Indebtedness                 250,000      9.8%     250,000     20.0%
Development, Sales and Marketing
     Of New Products and Services       1,000,000     39.2%     750,000     40.0%
Working Capital                         1,300,000     51.0%     250,000     20.0%
                                       ----------  --------  ----------  --------
Total Amount Invested                  $2,550,000    100.0%  $1,250,000    100.0%
                                       ----------  --------  ----------  --------

TOTAL PROCEEDS(2)                      $3,000,000      100%  $1,500,000      100%
                                       ==========  ========  ==========  ========

(1) Includes expenses incurred in connection with this Offering, filing fees and other miscellaneous expenses.
(2) Should any Warrants be exercised, those additional funds will be used to further develop, sell, and market new products and services.

                         DETERMINATION OF OFFERING PRICE

CONVERSION  OF  SERIES  1  BRIDGE  NOTES

     We have authorized the issuance, sale, and delivery of up to $3,000,000 in original principal amount of the Series 1 Bridge Notes, which may occur through any number of closings, given the unit amount issued exceeds $50,000. The offering period shall continue until June 1, 2000 or such other date as we may select. There is no escrow account and any and all proceeds will be deposited directly into our operating account.

     Interest on the Series 1 Bridge Notes is payable at a rate of eight percent (8%) per annum from the date of each closing (the "Original Issue Date") until the one hundred twentieth (120th) day after the Original Issue Date (the "Maturity Date"), at which time interest is payable at the rate of eleven (11%) per annum. On or after the Maturity Date for each closing, the redemption price shall be equal to 112.5% of the then outstanding principal amount of the Series 1 Bridge Note plus accrued and unpaid interest thereon at the applicable rates (the "Redemption Price"). The number of shares of Common Stock issuable in payment of the Redemption Price (the "Conversion Shares") on the date of conversion (the "Conversion Date") for each closing is equal to the following formula:

     CONVERSION  SHARES  =                    Redemption  Price
                                              -----------------
               Average  Market  Price  5  days  prior  to  Original  Issue  Date

     We may issue up to 15,000,000 shares of Common Stock upon conversion of the Series 1 Bridge Notes.

REPRICING  WARRANTS

     Each Series 1 Bridge Note carries an Attached Repricing Warrant, which may be exercised after the twenty-first (21st) trading day after the Conversion Date (the "Repricing Date"). The ability to exercise the Repricing Warrant expires on the ninetieth (90th) day after the Repricing Date. The exercise price of the Repricing Warrants is $.001 per share and the number of shares of Common Stock to which the Repricing Warrant is exercisable (the Repricing Shares") for each closing is equal to the following formula:

     REPRICING  SHARES    =    Number  of  Conversion  Shares     *     (x)
                                                                        ---
                                                                        (y)

(x) = (125% of the Redemption Price) - (Average Market Price 5 days prior to Conversion Date)
(y)  =  Average  Market  Price  5  days  prior  to  Conversion  Date

     The number of shares of Common Stock issuable upon conversion of the Repricing Warrant for each closing is equal to the following formula:

=  Number of Repricing Shares * (Average Market Price 5 days prior to Conversion
   -----------------------------------------------------------------------------
Date  -  .001)
--------------
               Average  Market  Price  5  days  prior  to  Conversion  Date

     We may issue up to 3,350,000 shares of Common Stock pursuant to the Repricing Warrants.

PURCHASE  WARRANTS

     Every investor shall receive an exercisable Purchase Warrant at the rate of 20,000 shares of Common Stock for each $100,000 in principal amount of the Series 1 Bridge Notes purchased and issued (the "Purchase Warrant Shares"). The Exercise Price of the Purchase Warrant Shares for each closing is equal to the greater of the following:

(i)     120%  of  the  Closing  Bid  Price  on  the  Original  Issue  Date;  or
(ii) 75% of the Average Closing Bid Price for the 5 trading days immediately prior to the date the Purchase Warrant is exercised (the "Effective Date")

     The number of shares of Common Stock issuable upon conversion of the Purchase Warrant for each closing is equal to the following formula:

=  Number  of  Purchase  Warrant  Shares    *     (x)
                                                  ---
                                                  (y)

(x)  (Average  Market  Price 5 days prior to  Effective Date) - (Exercise Price)
(y)  Average  Market  Price  5  days  prior  to  Effective  Date

     We may issue up to 400,000 shares of Common Stock pursuant to the Purchase Warrants.

CALLABLE  WARRANTS

     Every investor shall receive an exercisable Callable Warrant at the rate of $100,000 worth of shares of Common Stock for each $100,000 in principal amount of the Series 1 Bridge Notes purchased and issued (the "Callable Warrant Shares"). The expiration date for the Callable Warrants is one year following the Original Issue Date for each closing. The Exercise Price of the Callable Warrant Shares is equal to 80% of the average Closing Bid Price for the five (5) trading days immediately prior to the Exercise Date. We may redeem the Callable Warrants at the rate of $.001 for each Callable Warrant Share.

     We may issue up to 15,000,000 shares of Common Stock pursuant to the Callable Warrants.

SOVEREIGN  WARRANTS

     Sovereign Capital Advisors, LLC ("Sovereign"), as our exclusive agent in connection with the issuance and sale of the Series 1 Bridge Notes, shall receive a warrant (the "Sovereign Warrant)" at each closing during the offering to purchase a number of shares of Common Stock equal to five percent (5%) of the principal amount of the Series 1 Bridge Notes issued at each closing. The exercise price of each warrant shall be equal to the greater of the following:

(i)     120%  of  the  Closing  Bid  Price  on  the  date  of  each  closing; or
(ii) 75% of the Average Closing Bid Price for the 5 trading days immediately prior to the date the Sovereign Warrant is exercised

     We may issue up to 750,000 shares of Common Stock pursuant to the Sovereign Warrants.

                              PLAN OF DISTRIBUTION

     We appointed Sovereign Capital Advisors, LLC ("Sovereign") as our exclusive agent in connection with the issuance and sale of the Series 1 Bridge Notes of up to $3,000,000. Sovereign agreed to introduce us to prospective investors on a "best efforts" basis in return for finder's fee of ten percent (10%) of the gross proceeds derived from the offer, sale, and issuance of the securities plus a non-accountable expense allowance of three percent (3%) of the gross proceeds. In addition, Sovereign shall receive a warrant at each closing (the "Sovereign Warrants") during the offering to purchase a number of shares of Common Stock equal to five percent (5%) of the principal amount of the Series 1 Bridge Notes issued at each closing. Sovereign may receive up to 750,000 shares of Common Stock pursuant to the Sovereign Warrants, depending on the total amount of Series 1 Bridge Notes issued. Sovereign also has a right of first refusal to act as placement agent for any future private financing.


                                LEGAL PROCEEDINGS

     We are not a party to any material litigation and are not aware of any pending or threatened litigation that could materially adversely affect our business, operating results or financial condition.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


     The following table sets forth certain information with respect to our executive officers and directors as of September 30, 1999:

NAME                     AGE                             POSITION
-----------------------  ---  --------------------------------------------------------------
Bruce I. Lewis            59  Chief Executive Officer and Chairman of the Board of Directors

Jay S. Stulberg           49  President, Chief Operating Officer, Chief Financial Officer
                              and Director

Dr. H. Joseph Greenberg   77  Director

Carl J. Corcoran          62  Director

David G.R. Butler         63  Director


________________________


     BRUCE I. LEWIS has been our Chairman of the Board of Directors and Chief Executive Officer since June 30, 1994, and our President from August 12, 1995 to December 22, 1998. For the period from 1980 through May 1990, Mr. Lewis was President and a Director of Albert Berg Limited and its subsidiaries. Its creditors petitioned Albert Berg into bankruptcy in May 1990. From June 1988 to August 1990, he served as the Chief Executive Officer of Cape Breton Chemical Corporation, a start-up PVC flexible stretch wrap manufacturer. From May 1990 through May 1993, Mr. Lewis was also a consultant to various companies in the areas of management and acquisition financing. From May 1993 until its dissolution in February 1998, Mr. Lewis served as the Chief Executive Officer and Chairman of the Board of Directors of Tracker Canada. From November 1997 to December 22, 1998, Mr. Lewis served as interim Chief Financial Officer.

     JAY S. STULBERG has been our President, Chief Operating Officer and Chief Financial Officer, and a Director, since December 22, 1998 for the term expiring at the 2001 annual meeting of stockholders. Since February 1998, Mr. Stulberg has been the sole shareholder, director and officer of Global Tracker Corp. Since approximately 1984, Mr. Stulberg has served on the Board of Directors of two privately held family holding companies. From 1992 to 1994, Mr. Stulberg served as the Controller of Enershare Technology Corp. From 1994 to mid-1996, Mr. Stulberg served as the Group Controller of Algorithmics, Inc.

H. JOSEPH GREENBERG has been a Director since December 22, 1998 for a term expiring at the 2002 annual meeting of stockholders. Dr. Greenberg has engaged in the practice of medicine since his graduation from medical school in 1952.
He  has  been  a  director  of  Genevest,  Inc.  since  1993.

     CARL J. CORCORAN has been a Director since December 22, 1998 for a term expiring at the 2000 annual meeting of stockholders. IBM Corporation employed Mr. Corcoran in various capacities from 1951 to 1988, including General Manager of Operations of IBM Japan and President of IBM Canada. Mr. Corcoran is currently an officer and director of several family-held businesses, including Corcair Farms, Ltd., CorProperties, Inc., Cor Source Water Corporation, Corcorvest Corporation and CJC Bottling, Ltd. He is also a director of the Accessible Software Corporation, a publicly traded corporation, and A.A.B. Building Systems, Inc., a private company.

     DAVID G. R. BUTLER has been a Director since December 22, 1998 for a term expiring at the 2001 annual meeting of stockholders. Mr. Butler is the chief executive officer and sole shareholder of Holiday Breaks International, Inc., which offers stay-free hotel accommodations to companies as sales and marketing incentives; MF Incentives, Inc., which offers travel coupons as sales incentives for manufacturers' products; and Newfound Communications, Inc., which offers premium incentive promotions. From 1978 until its sale in 1994, Mr. Butler was the sole shareholder and chief executive officer of Marshall Fenn Limited, a public relations and advertising agency. At Marshall Fenn, Mr. Butler established several affiliated enterprises referred to as the Marshall Fenn Group of Companies, including Holiday Breaks International, Inc., MF Incentives, Inc., and Newfound Communications, Inc.

CLASSIFICATION  OF  BOARD  OF  DIRECTORS

     Our Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Certificate of Incorporation and Bylaws provide that approximately one-third of the directors will continue to serve until the 2000 annual meeting of stockholders, approximately one-third will continue to serve until the 2001 annual meeting of stockholders, and approximately one-third will continue to serve until the 2002 annual meeting of stockholders. This classification of the Board of Directors makes it more difficult for stockholders to change the composition of the Board of Directors and could discourage a third party from attempting to obtain control.

COMMITTEES  OF  THE  BOARD  OF  DIRECTORS

     The Executive Committee is comprised of Messrs. Lewis and Stulberg. The Audit Committee, comprised of Messrs. Butler and Stulberg, is responsible for:
(i) reviewing and recommending the engagement each year of our independent auditors; (ii) consulting with the independent auditors on the adequacy of our internal controls; (iii) reviewing, with the independent auditors, the auditors' reports on our financial statements; and (iv) taking such other steps as the Audit Committee deems necessary to carry out the normal functions of an audit committee. The Ethics Committee is comprised of Mr. Corcoran (Chairman) and Dr. Greenberg. The Compensation Committee, which is comprised of Messrs. Butler (Chairman) and Corcoran, is responsible for: (i) determining the compensation of our senior officers; (ii) reviewing recommendations by management as to the compensation of other officers and key personnel; and (iii) reviewing management's succession program. Further, the Compensation Committee administers our amended and restated 1994 Stock Incentive Plan (the "Stock Incentive Plan").

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of November 8, 1999 by: (i) each person known to us to own beneficially more than 5% of our total voting stock; (ii) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table; (iii) each of our directors; and (iv) all of our directors and officers as a group. Except as otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law. The Common Stock is our only outstanding class of equity securities. As of November 8, 1999, there were approximately 353 record holders of Common Stock.


                                         Number of            Percentage
                                         Shares of             of Total
Beneficial Owner                        Common Stock           Shares(1)
--------------------------------       --------------         ----------

Bruce I. Lewis                          5,445,955(2)             9.28%
180 Dundas Street W., 15th Floor
Toronto, Ontario
Canada M5G 1Z8

Jay S. Stulberg                         2,209,005(3)             3.77%
180 Dundas Street W., 15th Floor
Toronto, Ontario
Canada M5G 1Z8

H. Joseph Greenberg, M.D.                 207,122                0.35%
180 Dundas Street W., 15th Floor
Toronto, Ontario
Canada M5G 1Z8

Executive Officers and Directors        7,862,082               13.40%
as a group, including those
named above (three persons)


(1) Percentage of ownership is based upon 53,988,579 issued and outstanding shares of Common Stock beneficially owned on November 8, 1999, including currently exercisable warrants to purchase 1,250,000 shares of Common Stock, currently exercisable options to purchase 40,000 shares of Common Stock, options to purchase 3,188,577 shares of Common Stock that become exercisable on January 1, 2000, and 200,000 shares reserved for issuance under the Toda Option.
(2) Number of shares includes the option to purchase 1,535,955 shares of Common Stock that become exercisable on January 1, 2000. Furthermore, Mr. Lewis has pledged 600,000 shares of Common Stock and the option to purchase an additional 1,244,289 shares of Common Stock as security to the Series 1 Bridge Notes.
(3) Number of shares includes the option to purchase 1,452,622 shares of Common Stock that become exercisable on January 1, 2000. Furthermore, Mr. Stulberg has pledged 250,000 shares of Common Stock and the option to purchase an additional 1,244,289 shares of Common Stock as security to the Series 1 Bridge Notes.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue 100,000,000 shares of Capital Stock, of which 93,400,000 shares are Common Stock, par value $.001 per share, 100,000 shares are Class B Common Stock, par value $.00000007 per hare, and 6,500,000 shares are undesignated shares of Preferred Stock, par value $.001 per share. No Class B Common Stock or Preferred Stock is issued and outstanding as of November 8, 1999.
COMMON  STOCK

     As of November 8, 1998, there were 53,988,579 shares of Common Stock outstanding, held of record by approximately 353 stockholders.

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the dividend preferences of the Preferred Stock, if any. Upon our liquidation, dissolution, or winding up, whether voluntary or involuntary, the holders of Common Stock are entitled to share ratably in all of our assets available for distribution after payment of all liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities.

PREFERRED  STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by law, without further action of our stockholders, to issue from time to time such shares of Preferred Stock in one or more classes or series, to establish the number of shares to be included in each such class or series, to fix or alter the designations, preferences, limitations and relative, participating, optional or other special rights and qualifications or restrictions of the shares of each such class or series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series or the designations of such class or series. The issuance of Preferred Stock could adversely affect, among other things, the rights of existing stockholders or could delay or prevent a change in our control without further action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock and could make the removal of our present management more difficult.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he/she is or was our director, officer or employee, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on our behalf, to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she was our employee.

     Pursuant to our bylaws, we have the right to indemnify, to purchase indemnity insurance for, and to pay and advance expenses to, directors, officers and other persons who are eligible for, or entitled to, such indemnification, payments or advances, in accordance with and subject to the provisions of the Delaware General Corporation Law and any amendments thereto, to the extent such indemnification, payments or advances are either expressly required by such provisions or are expressly authorized by the Board of Directors within the scope of such provisions. Our right to indemnify such persons shall include, but not be limited to, our authority to enter into written agreements for indemnification with such provisions.

     Subject to the provisions of the Delaware General Corporation Law and any amendments thereto, our directors shall not be liable to the company or our shareholders for monetary damages for an act or omission in the director's capacity of a director, as long as the director acted in good faith.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING US FOR LIABILITIES ARISING UNDER THE ACT IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION, AND IS THEREFORE UNENFORCEABLE.

                                    BUSINESS

CORPORATE  HISTORY

     We develop, market, sell and operate a personal and corporate property marking and monitoring system ("The Tracker (TM) System"). The Tracker (TM) System utilizes advanced bar code and laser scanning technology that interfaces with a computer database and scanning network to create an identification system (the "Technology"). Our website is located at www.tracker.com.

     Our current business began in July 1994 through a reorganization (the "Reorganization") in which we acquired all of the issued and outstanding voting shares of The Tracker Corporation, an Ontario, Canada corporation ("Tracker Canada"), in exchange for approximately 90% of our total voting shares as of that date. Our predecessor was incorporated as a Utah corporation in 1986, and changed its state of incorporation to Nevada in 1992 and Delaware in 1994 through change in domicile mergers. Concurrent with the effective date of the reorganization, we changed our fiscal year-end from December 31 to March 31.

BACKGROUND

     Tracker Canada, which originated our present line of business, was incorporated in May 1993 and, until February 1998, was our operating subsidiary. Tracker Canada supported the development, marketing and sale of The Tracker (TM) System. Its functions also included personnel recruitment and management, advanced bar code and laser scanning technology research and development (including proprietary software development), key supplier relationships and business and marketing planning.

     Until 1995, the operations of Tracker Canada generated our sole source of revenue. During the fiscal year ended March 31, 1996, we introduced a credit card registration service marketed by independent telemarketing firms. Subsequently, cash sales increased from $382,632 for the 1995-96 fiscal year to $7,977,881 for the fiscal year ended March 31, 1997. The increase in cash sales (and the corresponding increase in recorded revenues) for the 1996-97 fiscal year was due primarily to the increase in sales from our credit card registration service.

     FTC  LAWSUIT;  BOARD  OF  DIRECTORS  AND  OFFICER  RESIGNATIONS

     In September 1997, the U.S. Federal Trade Commission (the "FTC") filed a lawsuit against us in the U.S. District Court, Northern District of Georgia alleging our credit card registration service had violated Section 5 of the Federal Trade Commission Act and the FTC Trade Regulator Telemarketing Sales Rule. The FTC obtained a temporary restraining order ("TRO") halting the further sale of credit card registration services and an injunction freezing our assets. Upon completing an internal investigation, we elected to discontinue credit card registration service operations.

     Following  commencement  of  the  lawsuit,  four members of our five-member
Board of Directors, including all non-employee, outside directors, tendered their resignations. Subsequently, our Chief Financial Officer resigned as an executive officer, leaving Bruce I. Lewis, the Chief Executive Officer, as our sole Director and executive officer.

     We settled the FTC lawsuit on July 28, 1998. The settlement, among other things, permanently barred Mr. Lewis and us from engaging directly or indirectly, in the business of credit card registration or promotion.

     TRACKER  CANADA  BANKRUPTCY;  CESSATION  OF  OPERATIONS

     The FTC lawsuit and the cessation of the credit card registration service had a negative effect on our financial condition and that of Tracker Canada. On January 27, 1998, Tracker Canada filed a notice with the Ontario Courts declaring its insolvency and seeking the appointment of a bankruptcy trustee to liquidate its assets and dissolve the corporation. The liquidation and dissolution occurred in February 1998.

     GLOBAL  TRACKER

     On February 10, 1998, the Global Tracker Corporation ("Global Tracker"), a newly formed Ontario, Canada corporation, acquired substantially all of Tracker Canada's assets at arm's length in a bankruptcy proceeding. Shortly thereafter, Global Tracker entered into an agreement with us which permitted the use of personnel retained by Global Tracker and assets formerly owned or leased by Tracker Canada to continue the business formerly conducted by Tracker Canada. As a result of this arrangement, we continued on a limited basis the business formerly operated by Tracker Canada.

     Since February 26, 1998, Global Tracker has expended approximately $110,000 to support our business operations. Jay S. Stulberg, our President, Chief Operating Officer and Chief Financial Officer, has personally loaned Global Tracker approximately $50,000 (USD) in operating capital. Jay S. Stulberg is Global Tracker's sole shareholder.

     On July 30, 1998, we entered into a License Agreement with Global Tracker. The License Agreement grants us an exclusive worldwide license to commercially exploit the technology formerly owned by Tracker Canada. The license is for a renewable seven-year term and provides for payment of a 12% royalty on gross revenues commencing in the second year of the license.

     Contemporaneously, Global Tracker entered into short-term agreements with us to provide (i) management services, research and development and customer support, and (ii) office equipment, including computers, local area network, telephone system, copier, fax and furniture.

THE  PRODUCT

     THE  TRACKER (TM) SYSTEM

     The Tracker (TM) System consists of an identification device and a relational database that, depending upon how it is applied, works in tandem with a scanning network and a recovery system.

     Identification  Device
     ----------------------

     The identification device consists of a label displaying a serial number that is resistant to partial destruction or defacement. The label, which attaches to an article by adhesive, thermal transfer (onto metal, plastic or nylon textile) or laser etching, contains specially encoded insignia in advanced two dimensional redundant bar code form (PDF 417 symbology). The PDF 417 symbology permits multiple repetitions of the alphanumeric number within the advanced bar code. Partial destruction or defacement of the insignia does not impair the ability of our laser scanners to read the label and communicate the information to our database.

     Relational  Database
     --------------------

     The relational database is a depository we maintain to index correlating identification information and other data entries to codes identified with the corresponding identification device. Although we make substantial efforts to protect data, avoid human error and ensure system security, privacy and integrity, no system is foolproof. Any material loss of information or security breach could damage our credibility and could materially adversely affect our business, operating results and financial condition.

     Scanning  Network
     -----------------

     We have developed a network consisting of a series of PDF 417-capable scanners. The laser scanner reads the serial number displayed on the identification device and transmits that information to our relational database. Scanners are also utilized with our inventory control and asset management systems. As of September 30, 1999, we had placed scanners in 35 police stations and other sites in Canada and 22 sites in the United States, as compared to 39 placements in Canada and 25 in the United States as of September 30, 1998.

     Recovery  System
     ----------------

     The recovery system is the method, after the scanner reads the identification device and transfers the data via modem to the central database, by which we notify a user of an item's location and arranges for its retrieval.

     As of September 30, 1999, utilization of The Tracker (TM) System had resulted in over 1000 successful recoveries. While these recoveries demonstrate the effectiveness of the system, to date the system has not generated sufficient sales volume.

STRATEGIC  FOCUS

     Prior to Tracker Canada's bankruptcy, our marketing efforts focused primarily on the consumer market for personal property identification and recovery. Although we believe the system has significant commercial potential, the marketing efforts undertaken to date have failed, have not been fully realized, or have been met with only limited market acceptance. Initially, we developed a personal property security kit that included 24 possession labels, eight clothing labels and 10 assorted shoe, key, luggage, and pet tags. We packaged the initial purchase as a membership service term and marketed the system indirectly as a value-added service offered by third parties.

     PRESENT  OPERATIONS

     While management conceived other potential applications for The Tracker (TM) System, our past experience and present financial circumstances dictate a more narrowly focused strategy. Consequently, we recently altered our business plan to divide our operations into two sectors: Personal Property Registration and Business Asset Management.

     Personal  Property  Registration
     --------------------------------

     We still believe that The Tracker (TM) System provides an efficient method for tracking inventory and accessing related information. Presently, this type of central registration/identification system is mainly done through local initiatives and no national or regional industry leader exists to date. Given our failure to effectively market The Tracker (TM) System to date, there is a risk that a competitor could enter the market and capture a substantial market share to our detriment.

     In May 1997, we entered into an agreement with Schwinn Cycling & Fitness Inc. ("Schwinn"), a United States manufacturer of quality bicycles and accessories. In February 1999, Schwinn placed an additional order for 50,000 Tracker labels to be combined with bicycle locks Schwinn manufactures in Taiwan. Furthermore, in September 1999 we initiated a discussion with Schwinn on an OEM application of identifying bicycle ownership in addition to continuing label sales in bicycle accessory packs.

     On July 1, 1998, we signed a two-year agreement with Warrantech Additive, Inc. ("Warrantech"), a wholly-owned subsidiary of Warrantech Automotive, Inc., to provide personal property identification labels and global recovery services to automobile dealers participating in Warrantech's vehicle service contract business. Through the labels, we provide immediate access to vehicle service information contained in our relational database. Because sales have thus far not met expectations, Warrantech is reviewing and exploring enhancements to the program.

      Business  Asset  Management
      ---------------------------

     We also believe The Tracker (TM) System can provide an efficient method for tracking and managing fixed assets. Manufacturers of products, such as computer chips, bicycles, power tools, electronic equipment, cameras and auto parts, can use The Tracker System by laser etching or otherwise applying a serial number containing specially coded insignia directly onto or into products during the manufacturing process. We believe that the coded insignia adds value to a product by increasing the likelihood of recovery in the event of loss or theft. We anticipate that the manufacturers will absorb the cost of laser etching either directly or indirectly (i.e. in the unit price we charge to the manufacturers). Currently, however, we do not have a contract with any manufacturer to laser etch or otherwise apply coded insignia at the point of manufacture.

     Moreover, The Tracker (TM) System can assist consumer products manufacturers combat long-term warranty fraud through identifying the proper owner of the product warranty and thereby refuse to honor claims to which they have no obligation. We are actively negotiating with manufacturers and distributors, including Fortune 500 Companies. The business asset management industry is relatively new and contains hundreds of competitors. Because there is a low cost to entry and basically no market barriers, software providers could achieve significant market share through a predatory pricing strategy.

     We recently installed a customized asset tracking management application at Sony Computer Entertainment America, Inc. ("Sony"). As Sony is an alpha and beta site for this new product, we are continuing to develop the additional functionality that Sony requires. These additional functions, when completed and approved by Sony, will be designed and incorporated into our new Asset Management System, which is scheduled for release in February 2000. We plan to present to system to public and private sector clients as a portable solution for asset movement and individual accountability.

     MARKETING  AND  DISTRIBUTION

     Our long-term strategy is to introduce applications of The Tracker (TM) System in select market niches and establish the system as a dominant brand name therein. Currently, we are attempting to identify niches we believe will prove most responsive to our initiatives. Among the niches we are considering are an international pet registry lost and found, a key return service, and a bike registration program.

     We hope to establish credibility and confidence in the marketplace by, among other things, affiliations, alliances, sponsorships, and promotional programs with well recognized, stable and reputable organizations. We are also marketing The Tracker (TM) System to police departments who have a need to inventory and warehouse lost and stolen bicycles and plan to institute a pilot program with the Florida Police Chiefs Foundation (FPCF). On July 15, 1999 we agreed in writing with the FPCF to extend the deadline for the completion of this potential agreement subject to the FPCF's requirement that we resolve an outstanding contract issue with the International Association of Chiefs of Police. We re actively pursuing a solution to that issue, and expect this impediment to be soon removed.

     Should the pilot program prove successful, we plan to expand to a municipality in some other state and then establish a national program. We are also beginning to establish promotional programs with manufacturers of consumer specialty products that have a high potential for loss and intend on approaching affinity groups, such as charities and police benevolent societies, to market our labels as promotional incentives. Finally, we are exploring the feasibility of the establishment of an international pet registry marketed through veterinarians, animal shelters and humane societies.

     We presently have no material backlog of orders. We have granted, and may grant in the future, commissions and other payments in connection with the distribution of our products.

INTERNATIONAL  OPERATIONS

     We presently maintain operations in Canada and the United States. International operations are subject to inherent risks, including unexpected changes in regulatory requirements, currency exchange rates, tariffs and other barriers, difficulties in staffing and managing foreign operations, and potentially adverse tax consequences. We cannot assure that these factors will not have a material impact on our ability to market products and services on an international basis. We do not engage in any hedging contracts because we receive a majority of our cash flow in United States dollars.

KEY  SUPPLIERS

     Our ability to market and sell The Tracker (TM) System depends in part on our ability to procure necessary equipment, supplies and services. These agreements or understandings tend to be informal, may be difficult to enforce, and may be subject to termination. Accordingly, we cannot assure that equipment, supplies or services will be available when needed or on terms favorable to us. Any unavailability of such equipment, supplies or services on terms favorable to Us could prevent or delay the development, marketing, sale, operation and effectiveness of our products and could materially adversely affect on our business, operating results and financial condition.

     We procure scanning equipment from Symbol Technologies, Inc. ("Symbol"). Symbol's PDF 417 is an advanced two-dimensional stacked symbology. In 1992, Symbol introduced the PDF 1000 laser scanner, the first laser scanner to read two-dimensional bar code. The PDF 1000 laser scanner scans 30 times faster than conventional scanners, decodes in a rastering pattern across and down the PDF 417 symbol, reads both PDF 417 (two-dimensional codes) and linear bar codes
(one-dimensional codes), and is able to read poorly printed or damaged codes that have been defaced up to 60%. On May 18, 1999, we entered into an agreement with Symbol whereby, subject to certain minimum annual purchase requirements, we were granted the exclusive right to use, for personal property identification and recovery purposes, Symbol's PDF 1000 laser scanners in Canada, the United States and Europe. This contract is subject to a minimum annual purchase requirement of 5000 laser scanner units, having a purchase price effect of at least ten million dollars ($10,000,000). We will likely not meet this requirement and Symbol will be permitted to terminate the contract should it so choose. Nevertheless, we are currently working with Symbol on the design and development of a custom mobile registration application using 2-D barcodes as well as mobile enhancements to our current Asset Management System. Symbol is compiling a functional specification on applications identified from our initiated research.

COMPETITION

     We compete with a large number of competitors that have substantially greater financial, technical, marketing, and management resources. The alternative methods utilized by our competitors include tracking by serial number or by the owner's imprinted name and address and conventional forms of insurance that reimburse consumers for lost items. As a result, demand and market acceptance for our products and services are subject to a high level of uncertainty. We currently have limited financial, personnel and other resources to undertake the extensive activities necessary to produce and market our products and services. We cannot assure that we will be able to compete successfully with existing or new competitors.

INTELLECTUAL  PROPERTY  PROTECTION  AND  INFRINGEMENT

     We will rely on a combination of patent laws (if applicable), trade secret laws, nondisclosure and other contractual agreements, and technical measures to protect the confidential information, know-how and proprietary rights relating to our personal property identification and recovery system. The above protections may not preclude competitors from developing a personal property identification and recovery system that is competitive with our system. We do not believe that our products and other confidential and proprietary rights infringe upon the proprietary rights of third parties. However, we cannot assure that third parties will not assert infringement claims against us in the future. The successful assertion of such claims could materially adversely affect our business, operating results and financial condition.

     We have no registered trademarks or service marks, nor any active trademark or service mark applications pending with the U.S. Patent and Trademark Office or with other regulatory authorities.

EMPLOYEES

     As of October 31, 1999, through contractual arrangements with Global Tracker, we employ a total of 14 persons, including two in management, two in administration and accounting, five in operations (two part-time), three in sales and marketing and two in information systems (one part-time). Our future success will depend in large part on our ability to attract, train and retain highly skilled and qualified personnel. We cannot assure that we will be successful in attracting, training and retaining such personnel.

     None of our employees are represented by a labor union. We have experienced no work stoppages, and we believe that the relationship with our employees is excellent.

GOVERNMENTAL  REGULATIONS

     We are not subject to any governmental regulations other than those applicable to businesses generally. Although we believe we are in compliance with all currently applicable regulations, additional regulations could be enacted in the future that could materially adversely affect our business, operating results and financial condition. We are not currently affected or bear any costs associated with federal, state or local environmental laws.

REPORTS  TO  SECURITY  HOLDERS

     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Exchange Act of 1933 with respect to the securities offered herein (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. We will provide at no charge to any person upon written or oral request a copy of any such information. Requests should be directed to Bruce I. Lewis, 1120 Finch Avenue West, Suite 303, North York, Ontario Canada M3J 3H7.

     We are required to file reports with the Commission. These reports include: (i) an annual report containing financial information examined and reported upon by our certified public accountants (Form 10-K); (ii) quarterly reports containing unaudited financial statements for each of the first three quarters of the fiscal year (Form 10-Q); and (iii) additional information concerning our business and operations deemed appropriate by our Board of Directors (Form 8-K).

     You may read and copy any materials we file with the Commission by visiting the Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Commission at 1-800-SEC-0330. Since we are an electronic filer, you may also receive information about us through the Commission's internet website that contains reports, proxy and information statements, and other information at http://www.sec.gov.
                                          ------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     We have been in the development stage since formation. We primarily market, sell and operate The Tracker (TM) System, a personal property marking and monitoring system we developed. The Tracker (TM) System utilizes advanced bar code and laser scanning technology to create an identification device that interfaces with a computer database and scanning network.

RESULTS  OF  OPERATIONS

FISCAL  YEAR  ENDED  MARCH 31, 1999 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1998

     Cash sales for the fiscal year ended March 31, 1999 decreased to $126,875 (NIL from discontinued operations) as compared to $5,731,777 ($5,680,226 from discontinued operations) for the fiscal year ended March 31, 1998. Because we recognized these cash sales on a straight-line basis over the term of service offered, recorded revenues for the fiscal year ended March 31, 1999 decreased to $1,925,602 as compared to $8,642,737 for the fiscal year ended March 31, 1998. The decrease in revenues during the year was due primarily to our recognition of deferred revenues from the now discontinued credit card registration service.

     During the fiscal year ended March 31, 1999, we incurred a net loss of $1,030,979 as compared to a net loss of $152,517 for the fiscal year ended March 31, 1998. In order to generate new initiatives to replace revenues from discontinued operations, we had to increase our expenditures by an additional 592% when comparing the fiscal year ended March 31, 1999 to the fiscal year ended March 31, 1998. Development costs totaled $1,086,223 for the fiscal year ended March 31, 1999 as compared to $183,408 for the fiscal year ended March 31, 1998, with the largest increase in expenditures occurring in the Operations category of Development Costs. We continued to service customers from the discontinued operations as well as invested in the development of new applications of The Tracker System.

SIX MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1998

     Our gross profit increased by 17% to $49,424 for the six months ending September 30, 1999, as compared to the same period in 1998. The increase resulted from payments derived from our contract with Sony Computer Entertainment America, Inc. Although revenue decreased 41% during this period (due to our decision to focus our limited resources on the development of new product lines rather than the marketing and sale of existing products), costs of sales were reduced by 89% to $5,461 for the six months ending September 30, 1999, from $51,423 for the comparable period in 1999. The decrease in costs of sales resulted from an increase in software sales and a decrease in label product sales.

     Our net loss, including the net loss from discontinued operations, totaled $333,700 during the six months ended September 30, 1999 (as compared to a gain of $108,215 during the same period in 1998). Our net loss from continuing operations totaled $372,300 during the six months ended September 30, 1999, as compared to a net loss of $271,563 during the same period in 1998. The increase in our net loss results primarily from development costs associated with renewed marketing initiatives required to implement our new business plan. Development costs increased by approximately 34% to $421,724 for the six months ended September 30, 1999, compared to $313,653 for the similar 1998 period.

LIQUIDITY  AND  CAPITAL  RESOURCES

     Our operations since inception have been funded by net proceeds from the sale of Capital Stock, notes and debentures totaling approximately $17,711,534 net of discontinued operations.

     During the year ended March 31, 1999, our net cash used in operations was $795,745 as compared to $505,244 for the year ended March 31, 1998. The cash used in operations was devoted primarily to funding the development of identification and recovery systems and software, labels, packaging, marketing and advertising.

     As of March 31, 1999, we had total current assets of $332,248 as compared to $1,187,699 at March 31, 1998. The decrease in current assets resulted mostly from the amortization of deferred charges remaining from discontinued operations after the liquidation of Tracker Canada's assets in February 1998. The decrease in net property and equipment also resulted from the Tracker Canada liquidation since Tracker Canada held those assets.

     As of March 31, 1999, we had liabilities of $1,748,376 as compared to $3,275,560 at March 31, 1998. The difference is mainly attributable to the decrease in deferred revenues in the amount of $197,602 as compared to $1,798,727 at March 31, 1998.

     During the six months ended September 30, 1999, our net cash used in operations was ($569,348) as compared to ($380,778) for the comparable 1998 period. We were able to finance our operations through the recent issuance of convertible bridge notes in the amount of $1,000,000 from the first closing (the "First Closing") under an agreement with Sovereign Capital Advisors, LLC to provide up to $3,000,000 in convertible bridge notes. Cash used in operations was devoted primarily to funding the development of identification and recovery systems and software, labels, packaging, marketing and advertising.

     As of September 30, 1999, we increased our total current assets from March 31, 1999 to $515,614, mainly attributable to funds received from the First Closing in the amount $1,000,000 (less associated closing costs). The long-term deferred charges reflect the reduced deferred commission expense resulting from discontinuance of the discontinued operations. As of September 30, 1999, we increased our liabilities from March 31, 1999 to $2,453,329, due to the issuance of the convertible bridge notes.

     As of March 31, 1999 and March 31, 1998, respectively, we had accumulated deficits of $17,753,037 and $17,001,283. As of September 30, 1999, our
accumulated deficit totaled $18,213,000. The increase in the deficit resulted from obligations we continued to incur as we develop and roll out new product lines. To date, we have financed our research and development activities and operations primarily through sales generated by discontinued operations, private placements of debt and equity securities, the sale of equity securities pursuant to Regulation S, and loans from third parties.

CAPITAL  REQUIREMENTS

     Our current cash projections indicate that our short-term annual funding requirements will be approximately $1.5 million for the next twelve months. We anticipate that future cash sales and equity or debt financing will cover long-term cash needs, but this might not occur. No assurance can be given that the necessary funding will be available to us when needed, in sufficient amounts, on acceptable terms, or at all. Any failure to receive sufficient funding when needed, in sufficient amounts, and on acceptable terms would affect our ability to continue as a going concern.

INFLATION;  SEASONABLITY

     While inflation has not had a material impact on operating results and we do not expect inflation to have a material impact on operating results, we cannot assure that our business will not be affected by inflation in the future. While our business to date has not been seasonal and we do not expect that our business will be seasonal in the future, we cannot assure that our business, on a consolidated basis, will not be seasonal in the future.

YEAR  2000  COMPLIANCE  REQUIREMENTS

     We use various packaged software applications as tools in running our accounting operations, database management and general business functions. We use certain proprietary software programs as tools to run The Tracker (TM) System and have assessed the impact of year 2000 issues on all software and hardware. We have determined that all existing hardware equipment is year 2000 compliant, except for certain equipment scheduled to be retired. We are in the process of implementing the necessary software vender upgrades and modifications to ensure that its accounting operations, database management and general business systems remain functional with the year 2000. The cost thereof is not expected to exceed $20,000. Our proprietary software programs were developed on year 2000 compliant platforms and we are not dependent on computer systems of any significant customers, vendors or other third parties in the course of normal business.

                             DESCRIPTION OF PROPERTY

     We currently occupy approximately 3,700 square feet of office premises in Toronto leased by Global Tracker for us on a month-to-month basis at a rate of $5,000 per month. Under the sublease, we may withhold rent payments to Global Tracker for the lesser of up to six (6) consecutive months or such earlier date as the parties may terminate the sublease. Lease payments due and unpaid accrue at the rate of ten percent (10%) per annum. We do not anticipate any difficulty in securing adequate new space in the event Global Tracker terminates the sublease. We believe that suitable additional space will be available as needed if future expansion is required.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS  WITH  MANAGEMENT

     We have entered into employment agreements containing severance arrangements with certain executive officers, which provide for compensation payments under certain circumstances to each officer through the remainder of the term of the agreements. Our Certificate of Incorporation and bylaws provide for indemnification of all directors and officers. In addition, each director nominee, when elected, will enter into separate indemnification agreements with us.

     We have agreed with certain state regulatory authorities that so long as our securities are registered in such states, we will not make loans to our officers, directors, employees, or principal stockholders, except for loans made in the ordinary course of business, such as travel advances, expense account advances, relocation advances, or reasonable salary advances.

     Further, all future transactions between us and our executive officers, directors, employees, 5% stockholders and affiliates (including, for example, future loans and any forgiveness of loans, none of which is contemplated) will be subject to the approval of a majority of the independent, disinterested members of the Board of Directors. In addition, such future transactions will be for bona fide business purposes and will be on terms that are no less favorable to us than those that could be negotiated with unaffiliated parties.

GLOBAL  TRACKER

     In February 1998, Global Tracker Corporation, a newly organized Ontario, Canada corporation, acquired substantially all of the assets of Tracker Canada in a bankruptcy proceeding. Jay S. Stulberg, our Chief Financial Officer and Director, is the sole shareholder, officer and Director of Global Tracker. Following the bankruptcy proceeding, Global Tracker made the assets formerly owned by Tracker Canada available to us in order to permit us to carry on Tracker Canada's business. Since February 1998, Global Tracker has expended approximately $110,000 to support our business operations. Furthermore, Mr. Stulberg has personally loaned Global Tracker approximately $50,000 (USD) in operating capital. Under a license agreement with Global Tracker, we will pay Global Tracker a 12% gross royalty on our sales.

                            MARKET FOR COMMON EQUITY

     Our Common Stock is traded in the over-the-counter market, is quoted on the OTC Bulletin Board and is quoted in the "pink sheets" under the symbol "TRKR". Quotations for our Common Stock were first listed on the OTC Bulletin Board on May 5, 1993. The market for our Common Stock must be characterized as extremely limited due to the low trading volume and the small number of brokerage firms acting as market makers. Additionally, stocks traded on the OTC Bulletin Board generally have limited brokerage and news coverage. Thus, the market price of the Common Stock may not reflect our true value. As a result, you may find it difficult to dispose of, or to obtain accurate quotations as to the value of, the Common Stock. We cannot assure that the over-the-counter market for our securities will continue, that a more active market will develop, or that the prices in any such market will be maintained at their current levels or otherwise.

     The following table sets forth, for the periods indicated, the high and low bid quotations for our Common Stock as reported by the National Quotation Bureau, Inc. or Bloomberg L.P. These quotations reflect inter-dealer prices, without adjustments for retail markups, markdowns or commissions, and do not represent actual transactions.


Quarter Ended             High           Low
------------------       -------       -------
June 30, 1997            $0.1415       $0.0625
September 30, 1997       $0.3700       $0.1300
December 31, 1997        $0.2100       $0.0450
March 31, 1998           $0.0725       $0.0130
June 30, 1998            $0.1150       $0.0150
September 30, 1998       $0.09         $0.075
December 31, 1998        $0.11         $0.05
March 31, 1999           $0.1775       $0.0725
June 30, 1999            $0.35         $0.10
September 30, 1999       $0.40         $0.18


     On September 30, 1999, the high and low bid quotations for our Common Stock on the OTC Bulletin Board were $0.185 and $0.175, respectively. As of September 30, 1999, there were 53,988,579 shares of Common Stock outstanding held by approximately 355 holders of record, including broker-dealers and clearing corporations holding common shares on behalf of their customers.

     We have never paid any cash dividends on our Common Stock and do not intend to pay any cash dividends in the foreseeable future. Future earnings, if any, will be retained to fund the development and growth of our business.

                             EXECUTIVE COMPENSATION

COMPENSATION  OF  NAMED  EXECUTIVE  OFFICERS

     The following table provides certain information concerning the compensation earned by our Chief Executive Officer and other then-executive officers who received compensation in excess of $100,000 for services rendered in all capacities to us for the most recent three fiscal years (the "Named Executive Officers").

                                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term Compensation
                                    Annual Compensation                Awards              Payouts
                                                              Restricted    Securities
                                                                Stock      Under-Lying      LTIP      All Other
Name and then-           Fiscal    Salary   Bonus    Other      Award(s)    Options/SARs   Payouts  Compensation
Principal Position        Year      ($)      ($)    ($)(1)       ($)           (#)           ($)        ($)
-----------------------  -------  -------------------------  -------------------------------------  ------------
BRUCE I. LEWIS, CEO      1999(2)        0               0       175,000      2,488,578
                          1998     43,750          10,000       131,250
                          1997    175,000          10,000
-----------------------  -------  -------------------------  -------------------------------------  ------------
JAY S. STULBERG,
President, COO  & CFO    1999(2)   40,000                        85,000      2,488,578
-----------------------  -------  -------------------------  -------------------------------------  ------------
MARK J. GERTZBEIN, CFO
& Executive VP            1998    175,000          10,000
-----------------------  -------  -------------------------  -------------------------------------  ------------

(1)     Automobile  allowance
(2)     Estimated

                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                Potential Realizable
                                                                               Value At Assumed Annual      Alternative to
                                                                                 Rates of Stock Price        (f) and (g)
                                                                               Appreciation For Option       Grant Date
                        INDIVIDUAL GRANTS                                               Term                    Value
------------------  --------------------------------------------------------   -----------------------      ---------------
                                    Percent Of
                     Number of         Total
                     Securities      Options/
                     Underlying    SARs Granted    Exercise of                                               Grant Date
                    Option/SARs    To Employees     Base Price   Expiration                                 Present Value
Name                Granted (#)   In Fiscal Year      ($/Sh)        Date            5% ($)   10% ($)              $
(a)                     (b)             (c)            (d)           (e)             (f)       (g)               (h)
------------------  --------------------------------------------------------   -----------------------      ---------------
Bruce I. Lewis(1).  2,488,578(3)            46.3%          .075         2003         51,566    62,909
------------------  --------------------------------------------------------   -----------------------      ---------------

Jay S. Stulberg(2)  2,488,578(3)            46.3%          .075         2008        117,379   131,856
------------------  --------------------------------------------------------   -----------------------      ---------------

(1)     Incentive  stock  option granted for a five-year term exercisable sequentially in two annual installments beginning  January  2000,  and  fully  vesting  beginning  January  2001.
(2)     Incentive  stock  option  granted for a ten-year term exercisable sequentially in two annual installments beginning  January  2000,  and  fully  vesting  beginning  January  2001.
(3)     Mr.  Lewis  and  Mr.  Stulberg  have each pledged their option rights to purchase an additional 1,244,289 shares  of  Common  Stock  as  security  to  the  Series  1  Bridge  Notes.

COMPENSATION  OF  DIRECTORS

     Non-employee directors are paid $500 for attendance at each meeting of the Board of Directors or a committee meeting and an annual retainer of $10,000. In addition, non-employee directors are eligible to receive options to purchase shares of our Common Stock.

EMPLOYMENT  CONTRACTS,  TERMINATION  OF  EMPLOYMENT  AND  CHANGE  OF  CONTROL

     BRUCE  LEWIS

     On December 18, 1998, we entered into an employment agreement with Mr. Lewis, pursuant to which Mr. Lewis serves as our Chief Executive Officer. The agreement provides for an annual base salary of $175,000, with increases of $37,500 each year based upon certain performance criteria beginning April 1, 2000, a maximum automobile allowance of $10,000 and eligibility for discretionary bonuses.

     The initial term for Mr. Lewis' agreement is three years with one-year renewal terms thereafter, and provides for the payment of a relocation allowance equal to the lesser of the actual relocation expenses or $25,000 per each occurrence. The agreement provides that Mr. Lewis is entitled to participate in any stock option, stock purchase, annual bonus, pension, profit sharing, life insurance and medical benefit plans and such other fringe benefits that may be applicable to our senior executive employees.

     If Mr. Lewis' employment is terminated by us for cause (as defined in the employment agreement) or by Mr. Lewis for any reason (other than for good reason (also as defined)), Mr. Lewis will be entitled to his compensation through the date of termination. If, prior to a change of control (as defined), employment is terminated due to Mr. Lewis' death or disability, by us other than for cause or by Mr. Lewis for good reason, Mr. Lewis is entitled to receive all compensation through the date of termination, plus the continuation of base salary for the greater of one year or the remainder of the term of the agreement. In addition, we will maintain for Mr. Lewis for 12 months, or, if earlier, through the date he obtains alternative employment, his participation in our employee benefit plans in which he was eligible to participate immediately before termination, to the extent permissible under such plans. Mr. Lewis (or his legal representative) also will have the right to exercise all vested stock options outstanding at the termination date in accordance with the plans governing those options. We will use our best efforts to remove the restrictions from any restricted stock held by Mr. Lewis at termination. If Mr. Lewis' employment is terminated after a change of control, either by the executive for good reason or by us without cause, he will receive all the benefits he would have received for such a termination prior to a change of control, and all unvested stock options held by him shall become immediately fully vested. Payments made in conjunction with a change of control are limited to an amount that will not result in either a loss of our income tax deduction under Internal Revenue Code Section 280G or an excise tax under Code Section 4999.

     JAY  STULBERG

     On December 18, 1998, we entered into an employment agreement with Mr. Stulberg, pursuant to which Mr. Stulberg serves as our President, Chief
Operating Officer and Chief Financial Officer and Secretary. The agreement provides for an annual base salary of $125,000, with increases of $37,500 each year based upon certain performance criteria beginning April 1, 2000, a maximum automobile allowance of $10,000 and eligibility for discretionary bonuses.

     The initial term of Mr. Stulberg's agreement is three years with one-year renewal terms thereafter, and provides for the payment of a relocation allowance equal to the lesser of the actual relocation expenses or $25,000 per each occurrence. The agreement provides that Mr. Stulberg is entitled to participate in any stock option, stock purchase, annual bonus, pension, profit sharing, life insurance and medical benefit plans and such other fringe benefits that may be applicable to our senior executive employees.

     If Mr. Stulberg's employment is terminated by us for cause (as defined in the employment agreement) or by Mr. Stulberg for any reason (other than for good reason (also as defined)), Mr. Stulberg will be entitled to his compensation through the date of termination. If, prior to a change of control (as defined), employment is terminated due to Mr. Stulberg's death or disability, by us other than for cause or by Mr. Stulberg for good reason, Mr. Stulberg is entitled to receive all compensation through the date of termination, plus the continuation of base salary for the greater of one year or the remainder of the term of the agreement. In addition, we will maintain for Mr. Stulberg for 12 months, or, if earlier, through the date he obtains alternative employment, his participation in our employee benefit plans in which he was eligible to participate immediately before termination, to the extent permissible under such plans. Mr. Stulberg (or his legal representative) also will have the right to exercise all vested stock options outstanding at the termination date in accordance with the plans governing those options. We will use our best efforts to remove the restrictions from any restricted stock held by Mr. Stulberg at termination. If Mr. Stulberg's employment is terminated after a change of control, either by the executive for good reason or by us without cause, he will receive all the benefits he would have received for such a termination prior to a change of control, and all unvested stock options held by him shall become immediately fully vested. Payments made in conjunction with a change of control are limited to an amount that will not result in either a loss of our income tax deduction under Internal Revenue Code Section 280G or an excise tax under Code Section 4999.

STOCK  INCENTIVE  PLAN

     GENERAL. On June 30, 1994, the shareholders approved the 1994 Stock Incentive Plan and on November 1, 1995, August 22, 1997, and August 27, 1999 the shareholders approved certain amendments (collectively, the "Stock Incentive Plan"). The Stock Incentive Plan is intended to attract, retain and motivate officers, other key employees, non-employee directors and consultants to us, and to provide such persons with incentives and rewards for superior performance more directly linked our profitability and increases in stockholder value. Individuals are selected for participation in the 1994 Incentive Plan by a Compensation Committee of the Board of Directors (the "Committee"). An aggregate of 10,000,000 shares of Common Stock are reserved for issuance under the Stock Incentive Plan, subject to adjustment in the event of a stock split, stock dividend or other change in the Common Stock or capital structure. We anticipate no more than twelve people may receive grants under the 1994 Incentive Plan, with no more than three non-employee directors involved. Unexercised options that expire may again be issued under the Stock Incentive Plan subject to the foregoing limitations. The Committee administers the Stock Incentive Plan and has the exclusive power to determine whether to grant them. The Committee also determines the terms and conditions of any grant of stock options, stock appreciation rights, performance shares, performance units, restricted shares or deferred shares to participants and to resolve all questions relating to the administration of the Stock Incentive Plan. Members of the Committee are not eligible to receive grants or awards under the Stock Incentive Plan other than the automatic grants to non-employee directors.

     STOCK OPTIONS. Under the Stock Incentive Plan, the Committee may grant options to purchase shares of Common Stock, including options qualifying as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees as additional compensation. Options may be granted prior to termination of the Stock Incentive Plan, which will occur on the earlier of June 29, 2004 or the date on which all awards available for issuance in the last year of the Stock Incentive Plan will have been issued or canceled. Options granted are subject to adjustment in the event of a stock split, stock dividend or other change in the Common Stock or our capital structure.

     Options are exercisable over such period as determined by the Committee, but no incentive stock option may be exercised after ten years from the date of grant. However, the option term of incentive stock options that are granted to holders of ten percent or more of our combined voting power shall not exceed five years from the date of grant. Options may be exercisable in installments as determined by the Committee and are evidenced by option agreements. No option may be transferred other than by will or by the laws of descent and distribution. Options generally cannot be exercised after the termination of service, except under certain circumstances where the Committee consents to such termination of service or due to retirement, disability or death, in which event the Committee (subject in any case to the foregoing limitation on the maximum term of incentive stock options) may take any action it deems equitable or in our best interests. The purchase price of Common Stock subject to an incentive stock option cannot be less than 100% of the fair market value of such Common Stock on the date of grant. The purchase price of Common Stock subject to a nonqualified option may be less than, equal to or greater than the fair market value of such Common Stock on the date of grant. However, if any individual to whom an incentive stock option is granted is the owner of stock (as determined under Section 424(d) of the Code) possessing 10% or more of the total combined voting power of all classes of our Stock or any subsidiary, then the purchase price per share shall not be less than 110% of the fair market value of such Common Stock on the date of grant. The option price may be due upon exercise of the option and may be paid in cash, check, shares of Common Stock or other consideration acceptable to the Committee (including restricted stock), or may be deferred through a sale and remittance procedure with a brokerage firm designated by us. Grants may also provide for reload option rights upon the exercise of options, provided that the term of any such reload option will not extend beyond the term of the option originally exercised. During the fiscal year ended March 31, 1999, options for 5,377,157 shares, vesting over a three-year period, were granted at fair market value.

     APPRECIATION RIGHTS. The Committee may also grant appreciation rights in tandem with an option or freestanding and unrelated to an option. An appreciation right entitles the participant to receive from us an amount payable in cash, shares of Common Stock or a combination of cash and Common Stock equal to the positive difference between the fair market value of a share of Common Stock on the date of exercise and the appreciation right grant price, subject to any ceiling that may be imposed by the Committee. The Committee may specify that a grant of an appreciation right: (i) is subject to a waiting period before becoming exercisable; (ii) may be exercised within specified periods of time; or
(iii) may be exercised only upon the occurrence of certain events, including a Change of Control (as defined below) or a Corporate Transaction (as defined below). Additionally, with respect to a tandem appreciation right, the Committee may provide that such right may be exercised only when the related option, or similar right, is exercisable and the per share market value of our Common Stock on the date of exercise of the appreciation right exceeds the exercise price of the related option.

     PERFORMANCE SHARES AND PERFORMANCE UNITS. Performance shares and performance units entitle the participant to receive cash or shares of Common Stock, or a combination thereof, based upon the degree of achievement of pre-established management objectives over a pre-established performance period determined by the Committee in its discretion. The Committee may adjust the management objectives, and the related minimum acceptable level of achievement, after the date of grant to avoid distortion that would otherwise result from events not related to the performance of the participants occurring after the date of grant. Management objectives are fixed by the Committee in its discretion on the basis of such criteria and to accomplish such objectives as the Committee may select. The Committee has sole discretion to determine the participants eligible for performance shares or performance units, the duration of each performance period, the value of each performance unit and the number of shares or units earned on the basis of our performance relative to the established objectives. At the end of the performance period, the Committee will determine the number of performance shares and the number of performance units that have been earned on the basis of our performance in relation to the performance objectives. Generally, a participant must be an employee at the end of the performance period to receive the performance shares or units; provided, however, that if the participant dies, retires, becomes disabled or ceases to be an employee prior to the end of the period with the Committee's consent, and in certain other circumstances, the Committee may take any action it deems equitable or in our best interests.

     RESTRICTED STOCK. A grant of restricted stock consists of a specified number of shares of Common Stock that is awarded in amounts determined by the Committee and subject to forfeiture under such conditions and at such times as the Committee may determine. An employee who has been awarded restricted shares may vote and receive dividends, if any, on restricted shares, but may not sell, assign, transfer, pledge or otherwise encumber restricted shares during the restricted period. If a participant's employment ceases prior to the end of the restricted period either with our consent or upon the occurrence of his death, disability or retirement, the restrictions may lapse with respect to some portion or all of the restricted stock as determined by the Committee. If a participant's employment terminates prior to the end of the restricted period for any other reason, the participant's entire restricted shares and restricted units are forfeited. Grants may be without additional consideration or in consideration of a payment by the participant that is less than the fair market value of the restricted stock on the grant date.

     DEFERRED SHARES. The Committee may grant deferred shares to participants under the Stock Incentive Plan. Each grant or sale of deferred shares will be subject to the fulfillment of conditions and a deferral period specified by the Committee. During the deferral period, the participant will have no right to transfer the award, no right of ownership in the deferred shares, and no right to vote the deferred shares. The Committee, however, may authorize payment of dividend equivalents on the deferred shares in cash or our shares of Common Stock on a current, deferred or contingent basis. The participant may make without additional consideration or in consideration of payment grants that are less than the fair market value on the grant date.

     STOCK OPTIONS FOR NON-EMPLOYEE DIRECTORS. Under the Stock Incentive Plan as originally adopted, each non-employee director elected or appointed on or after the effective date of the Stock Incentive Plan was, upon election, automatically granted an option to purchase 10,000 shares of Common Stock. The price per share to be paid at the time such option is exercised by a non-employee director is 100% of the fair market value of the Common Stock on the date of the grant of the option. The Stock Plan provides that options granted to non-employee directors have a maximum term of ten years and are exercisable ratably in annual installments over three years. The option price is due upon exercise of the option and may be paid in cash, check, shares of Common Stock or other consideration acceptable to the Committee or may be deferred through a sale and remittance procedure with a brokerage firm designated by us. All options granted to a non-employee director who dies or becomes disabled while serving as a director will become immediately and fully exercisable at the time of such termination of service as a director, and all of his options may be exercised within twelve months after such cessation of service. If a former non-employee director should die within six months after cessation of Board service, the personal representative of such former director's estate may exercise those options in which the former director was vested at the time of death for a twelve-month period following the death of the former director. If a non-employee director's service terminates for any reason other than those stated above, options which are not then exercisable will be canceled and options which are then exercisable may be exercised at any time within six months after the date of such termination (but not later than the expiration date of the respective options). All options granted to non-employee directors vest immediately upon a "Change of Control" (as defined below). The portion of the Stock Incentive Plan applicable to non-employee directors is designed to be self-executing.

     The amendments to the Stock Incentive Plan approved by the stockholders on November 1, 1995 provide for automatic stock option grants for 10,000 shares each year to Eligible Directors (defined below). This Automatic Option Grant Program would be limited to those persons who serve as non-employee members of the Board and who do not beneficially own, directly or indirectly, or represent any stockholder that beneficially owns, directly or indirectly, more than 5% of our outstanding Common Stock outstanding (the "Eligible Directors"). Each individual who first becomes an Eligible Director after the date of approval of the amendment to the Stock Incentive Plan by the stockholders would automatically be granted a nonqualified option to purchase 10,000 shares of Common Stock. On every anniversary (after December 31, 1995) of initial election or appointment, each person who is at that time serving as an Eligible Director would automatically be granted a nonqualified option to purchase 10,000 shares of Common Stock. There would be no limit on the number of automatic option grants that any one Eligible Director may receive. In addition to the amendment to the automatic grant provisions, the amendments to the Stock Incentive Plan provide that the exercise price of options granted pursuant to such automatic grants would be reduced to a price 25% below the average trading price of our Common Stock for the 30 days immediately prior to the grant date. On December 22, 1998, options were granted to our three outside directors.

     CHANGE OF CONTROL; CORPORATE TRANSACTIONS. The Committee has the discretion to accelerate benefits under the Stock Incentive Plan in the event of a Change of Control or a Corporate Transaction.

     Under the Stock Incentive Plan, "Change of Control" is a change in ownership or control of us effected through either of the following transactions:

a. the direct or indirect acquisition by any person or related group of persons (other than by us or a person that directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our shareholders or other transaction, in each case which the Board does not recommend that our shareholders accept; or

b. a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

     Under the Stock Incentive Plan, "Corporate Transaction" means any of the following shareholder-approved transactions to which we are a party:

a. a merger or consolidation in which we are not the surviving entity, except for a transaction the principal purpose of which is to change the state in which we are incorporated;

b. the sale, transfer or other disposition of all or substantially all our assets in our complete liquidation or dissolution; or

c. any reverse merger in which we are the surviving entity but in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

     TERMINATION, AMENDMENT AND ACCELERATION. The Board of Directors may amend, suspend or terminate the Stock Incentive Plan at any time, but no such action may in any way impair the rights of recipients under any options or shares of restricted stock previously granted or any agreement executed under the Stock Incentive Plan. Furthermore, no amendment may increase the total number of shares, appreciation rights or performance units (or shares) which may be issued under the Stock Incentive Plan, reduce the minimum purchase price for shares subject to options, extend the maximum period during which options may be exercised or change the employees eligible to participate in the plan without the approval of the holders of a majority of our Common Stock present or represented at a meeting duly called and held for such purpose; provided, however, that such shareholder approval is required only to the extent that Rule 16b-3, as promulgated by the Securities and Exchange Commission under the Exchange Act, requires the approval of the shareholders of a company of any material amendment to any employee benefit plan of such company.

     LOAN PROGRAM. The Committee may, in its discretion, permit us to finance the exercise of our options and the payment of related taxes by means of loans to the participants. The Committee may also allow participants to pay the exercise price or purchase price in installments or may authorize the payment of a cash bonus to allow participants to exercise options and rights under the Stock Incentive Plan. Each loan will be evidenced by a promissory note to be entered into by the participant in our favor. Each loan, including extensions, will be on such terms as the Committee determines. Loans or installment payments may be authorized with or without security or collateral. The maximum credit available will be the exercise or purchase price of the acquired shares (less the par value of the shares) plus any related federal, state and local income and employment tax liability, subject to any applicable margin borrowing limitation. The Committee also has the authority to forgive all or a portion of the borrower's indebtedness in circumstances it deems appropriate; provided, however, that the Committee may not forgive that portion of a loan owed to cover par value.

     RESTRICTIONS ON GRANTS OF OPTIONS. We will not grant options in excess of 20% of the outstanding shares to directors, officers or employees unless ratified or approved by a majority of the shareholders, excluding directors, officers, employees and their spouses. Further, we will not grant options to directors, officers or employees with an exercise price less than 85% of fair market value on the date of grant unless ratified or approved by a majority of the shareholders, excluding directors, officers, employees and their spouses.

     REGISTRATION. We plan to file a registration statement to register the shares of Common Stock reserved for issuance under the Stock Incentive Plan. Shares issued upon exercise of outstanding stock options and sold after the effective date of any such registration statement generally will be available for resale in the public market.

CASH  BONUS  ARRANGEMENT

     Our Discretionary Cash Bonus Arrangement (the "Cash Bonus Arrangement") is designed to provide a mechanism to allow specified employees to share in our profits. Our employees who customarily work at least 35 hours per week and have been employed for at least 12 consecutive months, and have been designated for participation by the Compensation Committee are eligible to receive cash bonuses under the Cash Bonus Arrangement. We estimate that approximately six employees are eligible to participate in the Cash Bonus Arrangement. Bonuses may be based on merit, production or other individualized criteria, or may be paid based on each Eligible Employee's (as defined in the Stock Incentive Plan) assigned portion of a bonus pool established in the discretion of the Compensation Committee. If bonuses are to be paid based on a bonus pool, the Compensation Committee will determine the criteria upon which the amount of each year's bonus pool will be based prior to the beginning of any such year. The Committee may also divide Eligible Employees into classes and may designate the portion of any bonus pool to be assigned to each such class. Any bonuses will be paid not later than 45 days after the end of the fiscal year for which the bonus is awarded. No bonuses have been paid yet under the Cash Bonus Arrangement.


1999  STOCK  WAGE  AND  FEE  PAYMENT  PLAN

     Our Board of Directors adopted a 1999 Stock Wage and Fee Payment Plan (the "1999 Wage Plan") on December 22, 1998. The purpose of the 1999 Wage Plan is to retain and motivate participants and to provide them with incentives and rewards more directly linked to our profitability and increases in stockholder value.

     Nine of our employees and three consultants were eligible to, and elected to, participate in the 1999 Wage Plan. Under the 1999 Wage Plan, the participants agreed to receive an aggregate of 13,175,996 shares of our Common Stock in lieu of certain wage payments or fees. The number of shares granted to the participants was based upon a price per share of Common Stock of $.06. We registered the shares issued under the 1999 Wage Plan under the Securities Act.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     On June 15, 1999, PricewaterhouseCoopers LLP, our then-independent accountant, declined to stand for re-election as our independent accountant for the fiscal year ended March 31, 1998. During the previous year, PricewaterhouseCoopers LLP did not issue on our behalf any financial statement that contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles, except that their report on the financial statements as of and for the year ended March 31, 1997 included an explanatory paragraph expressing doubt as to our ability to continue as a going concern. The decision to change accountants was not recommended or approved by any committee of the Board of Directors, or by the Board of Directors. Additionally, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     On August 18, 1998, we retained Hirsch Silberstein & Subelsky, P.C. as our independent accountants to audit our financial statements as of, and for the years ended, March 31, 1998 and March 31, 1999.

     On August 27, 1999, our Board of Directors decided to retain the certified public accounting firm of J.L. Stephan Co., P.C. to replace Hirsch Silberstein & Subelsky, P.C. as our independent accountants. Hirsch Silberstein & Subelsky, P.C. has discontinued its audit practice concerning compliance with the regulations of the Securities and Exchange Commission. We had no disagreements with Hirsch Silberstein & Subelsky, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                             THE TRACKER CORPORATION
                                   OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)


                                  CONSOLIDATED
                              FINANCIAL STATEMENTS
                             MARCH 31, 1999 and 1998

     INDEPENDENT  AUDITOR'S  REPORT
     ------------------------------


To the Board of Directors and Stockholders of The Tracker Corporation of America


We have audited the accompanying consolidated balance sheet of The Tracker Corporation of America, Inc. and Subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of The Tracker Corporation of America, Inc. and Subsidiary as of March 31, 1997 and 1996 and from inception at May 6, 1993 through March 31, 1997 were audited by other auditors whose reports dated June 24, 1997 and May 28, 1996 included an explanatory paragraph that described the going concern uncertainties discussed in Notes 1 and 2 to the consolidated financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Tracker Corporation of America, Inc. and Subsidiary as of March 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the consolidated financial statements, the Company is in the development stage and has suffered significant losses since inception. Additionally, the Company discontinued its telemarketing program for its credit card registration business. The Company is relying upon affiliated and outside parties to fund its cash flow deficiencies through debt and equity infusions. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Notes 1 and 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Hirsch  Silberstein  &  Subelsky,  P.C.

Farmington  Hills,  Michigan

July  8,  1999

                                         THE TRACKER CORPORATION OF AMERICA
                                           (A DEVELOPMENT STAGE COMPANY)
                                       -------------------------------------

                                             CONSOLIDATED BALANCE SHEET
                                       -------------------------------------

                                       ASSETS

                                                                               MARCH 31,
                                                                                 1999
                                                                             -------------
CURRENT ASSETS
  ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     97,843
  PREPAID EXPENSES AND DEPOSITS . . . . . . . . . . . . . . . . . . . . . .       120,000
  DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       114,405
                                                                             -------------
       TOTAL CURRENT ASSETS . . . . . . . . . . . . . . . . . . . . . . . .       332,248

DUE FROM SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,072
DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       141,600
PROPERTY AND EQUIPMENT (NET). . . . . . . . . . . . . . . . . . . . . . . .             -
                                                                             -------------

       TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    487,920
                                                                             =============


                    LIABILITIES & SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
  ACCOUNTS PAYABLE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    458,352
  ACCRUED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . .       584,823
  DEFERRED REVENUE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       197,602
  DEBENTURE PAYABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . .        31,809
  CONVERTIBLE DEBENTURES. . . . . . . . . . . . . . . . . . . . . . . . . .       475,790
                                                                             -------------
       TOTAL CURRENT LIABILITIES. . . . . . . . . . . . . . . . . . . . . .     1,748,376


DEFERRED REVENUE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       215,244

COMMITMENTS (NOTE 10) . . . . . . . . . . . . . . . . . . . . . . . . . . .             -

SHAREHOLDERS' DEFICIENCY
   COMMON STOCK, $.001PAR VALUE, 50,000,000 SHARES AUTHORIZED,

    50,388,579 (26,705,053 - MARCH 31, 1998) SHARES ISSUED AND OUTSTANDING.        50,389

   CONVERTIBLE SENIOR PREFERRED STOCK, $.001 PAR VALUE, 6,500,000 SHARES
    AUTHORIZED, NIL ISSUED AND OUTSTANDING. . . . . . . . . . . . . . . . .             -

  CLASS B VOTING COMMON STOCK, $0.00000007 PAR VALUE, 20,000,000
    SHARES AUTHORIZED,  NIL  (2,622,484 - MARCH 31, 1998) ISSUED
    AND OUTSTANDING . . . . . . . . . . . . . . . . . . . . . . . . . . . .             -

  PAID-IN CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16,777,482
  OTHER CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (424,267)
  DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE. . . . . . . . . . . . .   (17,753,037)
  CUMULATIVE TRANSLATION ADJUSTMENT . . . . . . . . . . . . . . . . . . . .      (126,263)
                                                                             -------------

    TOTAL SHAREHOLDERS' DEFICIT . . . . . . . . . . . . . . . . . . . . . .    (1,475,700)
                                                                             -------------


    TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT . . . . . . . . . . . . . .  $    487,920
                                                                             =============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                 THE TRACKER CORPORATION OF AMERICA
                                    ( A DEVELOPMENT STAGE COMPANY)
                             -------------------------------------
                             CONSOLIDATED STATEMENT OF OPERATIONS

                         FROM INCEPTION (MAY 6, 1993)               FOR THE
                     THROUGH MARCH 31,                      YEAR ENDED MARCH 31,


                                               1999           1999          1998
                                           -------------  ------------  ------------

REVENUE . . . . . . . . . . . . . . . . .  $    433,596   $   126,875   $    51,551

COST OF SALES . . . . . . . . . . . . . .       171,924        71,630        20,660
                                           -------------  ------------  ------------

GROSS PROFIT. . . . . . . . . . . . . . .       261,672        55,245        30,891
                                           -------------  ------------  ------------

DEVELOPMENT COSTS
  OPERATIONAL . . . . . . . . . . . . . .     1,845,420       323,560        53,647
  INFORMATION SYSTEMS . . . . . . . . . .       930,032        45,181        26,613
  SALES AND MARKETING . . . . . . . . . .     3,563,645       126,601         7,928
  GENERAL AND ADMINISTRATIVE. . . . . . .     8,427,111       590,881        95,221
                                           -------------  ------------  ------------

TOTAL DEVELOPMENT COSTS . . . . . . . . .  $ 14,766,209   $ 1,086,223   $   183,408

LOSS FROM CONTINUING OPERATIONS . . . . .   (14,504,536)   (1,030,979)     (152,517)

GAIN (LOSS) FROM DISCONTINUED OPERATION .    (3,203,320)      279,225        62,050
                                           -------------  ------------  ------------

NET LOSS APPLICABLE TO COMMON STOCK . . .  $(17,707,856)  $  (751,754)  $   (90,467)
                                           =============  ============  ============



EARNINGS (LOSS) PER SHARE OF COMMON STOCK

LOSS FROM CONTINUING OPERATIONS . . . . .  $    (1.1175)  $   (0.0258)  $   (0.0042)

GAIN (LOSS) FROM DISCONTINUED OPERATION .       (0.2468)       0.0070        0.0029
                                           -------------  ------------  ------------

NET LOSS. . . . . . . . . . . . . . . . .  $    (1.3643)  $   (0.0188)  $   (0.0013)
                                           =============  ============  ============

WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING. . . . . . . . . . . . . .    12,979,364    39,929,638    21,480,767
                                           =============  ============  ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                             THE  TRACKER  CORPORATION  OF  AMERICA
                                (A  DEVELOPMENT  STAGE  COMPANY)
                            ----------------------------------------

                            CONSOLIDATED  STATEMENT  OF  CASH  FLOWS
                            ----------------------------------------

                                                                     FROM INCEPTION
                                                                     (MAY 6, 1993)      YEAR ENDED    YEAR ENDED
                                                                    THROUGH MARCH 31     MARCH 31      MARCH 31
                                                                          1998             1999          1998
                                                                   ------------------  ------------  ------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
  NET LOSS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     (17,753,037)  $  (751,754)     ($90,467)
  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH FROM
  OPERATING ACTIVITIES:
    DEPRECIATION. . . . . . . . . . . . . . . . . . . . . . . . .            380,019             -        12,893
    LOSS ON SALE OF LONG-TERM INVESTMENT. . . . . . . . . . . . .             13,414             -             -
    RENT, CONSULTING AND MARKETING SERVICES, EMPLOYEE . . . . . .            691,901       691,901
     COMPENSATION SETTLED VIA THE ISSUANCE OF COMPANY
     SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,284,144             -       165,870
    CHANGES IN ASSETS AND LIABILITIES:
        PREPAID EXPENSES AND DEPOSITS . . . . . . . . . . . . . .           (137,273)     (120,000)      359,526
        ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . .            (97,843)      (97,843)      133,613
        SHORT-TERM INVESTMENT . . . . . . . . . . . . . . . . . .                  -             -             -
        INVENTORY . . . . . . . . . . . . . . . . . . . . . . . .                  -             -        24,338
        DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . . .           (256,005)    1,206,737     1,673,159
        DEFERRED REVENUE. . . . . . . . . . . . . . . . . . . . .            412,846    (1,798,727)   (2,910,959)
        ACCOUNTS PAYABLE AND ACCRUED LIABILITIES. . . . . . . . .          1,057,820        73,941       126,783
                                                                   ------------------  ------------  ------------

  NET CASH USED IN OPERATING ACTIVITIES . . . . . . . . . . . . .        (10,404,014)     (795,745)     (505,244)
                                                                   ------------------  ------------  ------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
  ACQUISITION OF FIXED ASSETS . . . . . . . . . . . . . . . . . .              6,028             -       790,661
  LOAN TO SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . .           (370,484)            -        47,415
  REPAYMENT OF LOANS TO SHAREHOLDERS. . . . . . . . . . . . . . .            356,412             -             -
  NOTE RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . . .           (200,317)            -             -
  REPAYMENT OF NOTE RECEIVABLE. . . . . . . . . . . . . . . . . .            200,317             -             -
  LONG-TERM INVESTMENT. . . . . . . . . . . . . . . . . . . . . .         (2,301,372)            -             -
  UNWIND OF LONG-TERM INVESTMENT. . . . . . . . . . . . . . . . .          2,287,958             -             -
                                                                   ------------------  ------------  ------------

  NET CASH FROM (USED IN) INVESTING ACTIVITIES. . . . . . . . . .            (21,458)            -       838,076
                                                                   ------------------  ------------  ------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  ISSUANCE OF COMMON SHARES . . . . . . . . . . . . . . . . . . .          9,748,275       795,745        30,000
  ISSUANCE OF PREFERRED SHARES. . . . . . . . . . . . . . . . . .          1,050,000             -             -
  ISSUANCE OF CONVERTIBLE SUBORDINATED DEBENTURES . . . . . . . .          2,189,529             -             -
  REPAYMENT OF DEBENTURES AND CONVERTIBLE SUBORDINATED DEBENTURES           (297,401)            -      (167,138)
  SHARE ISSUE COSTS . . . . . . . . . . . . . . . . . . . . . . .         (1,684,735)            -             -
                                                                   ------------------  ------------  ------------
  NET CASH FROM (USED IN) FINANCING ACTIVITIES. . . . . . . . . .         11,005,668       795,745      (137,138)
                                                                   ------------------  ------------  ------------

EFFECT OF EXCHANGE RATE CHANGES . . . . . . . . . . . . . . . . .           (580,196)            0      (300,907)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING . . . . .                  1             1      (105,213)
  THE PERIOD

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD. . . . . . . . . .                  -             -       105,213
                                                                   ------------------  ------------  ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD. . . . . . . . . . . . .                  1   $         1   $         0
                                                                   ==================  ============  ============

SUPPLEMENTAL  SCHEDULE  OF  NONCASH  FINANCING  ACTIVITIES
  THE  COMPANY  ISSUED  CERTAIN  SHARES  OF  ITS  CLASS  B  VOTING  COMMON  STOCK  FOR
  SERVICE  AND  FOR  NOMINAL  VALUES.
  SEE  CONSOLIDATED  STATEMENT  OF  SHAREHOLDERS'  EQUITY  (DEFICIT)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                               THE TRACKER CORPORATION OF AMERICA
                                                                 (A DEVELOPMENT STAGE COMPANY)
                                                                 -----------------------------

                                                        CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
                                                        -----------------------------------------------

                                                                      SHARES                              AMOUNTS
                                                             --------------------------------  ----------------------------------
                                                                                                                       PAID-IN
                                                                                     CLASS B                          CAPITAL IN
                                                             PREFERRED    COMMON     COMMON    PREFERRED    COMMON      EXCESS
                                                               STOCK      STOCK       STOCK      STOCK      STOCK       OF PAR
                                                             ---------  ----------  ---------  ----------  --------  ------------
SHARES ISSUED TO OFFICERS AT INCEPTION (CASH - $NIL)                                5,089,286  $        -  $     -   $         -

SHARES ISSUED FOR CASH (CASH - $4,714,188)                                            884,729                          4,714,188

SHARES ISSUED IN LIEU OF RENT  (NOTE 9-X) (CASH - $NIL)                                60,871                            324,344

SHARE ISSUE COSTS                                                                                                       (466,142)

TRANSLATION ADJUSTMENT

NET LOSS
BALANCE AT MARCH 31, 1994                                                           6,034,886           -        -     4,572,390
                                                                                    ---------  ----------  --------  ------------

SHARES ISSUED FOR CASH (CASH - $1,175,797)                                            234,517                          1,175,797

SHARES ISSUED IN LIEU OF RENT  (NOTE 9-X) (CASH - $NIL)                                 5,777                             30,121

REVERSE MERGER WITH THE TRACKER CORPORATION
   ON JULY 12, 1994 (CASH - $100)                                         739,219                              739          (639)

SHARES ISSUED  FROM REGULATION S OFFERING (INCLUDING
   79,658 SHARES AT $7 PER SHARE FOR CONSULTING
   SERVICES AND 3,571 SHARES AT $5.50 PER SHARE
   FOR THE PURCHASE OF FIXED ASSETS) (CASH -$1,505,000)                   860,000                              860     2,900,840
SHARE PROCEEDS TO BE RECEIVED SUBSEQUENT TO MARCH 31, 1995                                                              (819,459)

SHARES ISSUED FOR CONSULTING AND
   MARKETING SERVICES  (CASH-$NIL)                                        825,000      78,005                  825     2,204,153
LESS: CONSULTING AND MARKETING SERVICES NOT YET RECEIVED                 (814,583)*                           (815)

SHARES PROCEEDS RECEIVED FROM PRIVATE PLACEMENT
  ON MARCH 15, 1995 (CASH - $350,000)                                     500,000                              500       349,500

SHARES ISSUED TO EMPLOYEES FOR
   EMPLOYMENT SERVICES (NOTE 9-X) (CASH-$NIL)                                          25,063                             74,409

SHARE ISSUE COSTS                                                                                                       (779,495)

TRANSLATION ADJUSTMENT

NET LOSS

BALANCE AT MARCH 31, 1995                                            -  2,109,636   6,378,248           -    2,109     9,707,617
                                                             ---------  ----------  ---------  ----------  --------  ------------


                                                                                       AMOUNTS
                                                             ----------------------------------------------------------------
                                                                                           DEFICIT ACCUMULATED
                                                                            CUMULATIVE           DURING
                                                                OTHER       TRANSLATION        DEVELOPMENT
                                                               CAPITAL      ADJUSTMENT            STAGE             TOTAL
                                                             ------------  -------------  ---------------------  ------------
SHARES ISSUED TO OFFICERS AT INCEPTION (CASH - $NIL)         $         -   $          -   $                  -   $         -

SHARES ISSUED FOR CASH (CASH - $4,714,188)                                                                         4,714,188

SHARES ISSUED IN LIEU OF RENT  (NOTE 9-X) (CASH - $NIL)                                                              324,344

SHARE ISSUE COSTS                                                                                                   (466,142)

TRANSLATION ADJUSTMENT                                                         (129,098)                            (129,098)

NET LOSS                                                                                            (2,043,425)   (2,043,425)
BALANCE AT MARCH 31, 1994                                              -       (129,098)            (2,043,425)    2,399,867
                                                             ------------  -------------  ---------------------  ------------

SHARES ISSUED FOR CASH (CASH - $1,175,797)                                                                         1,175,797

SHARES ISSUED IN LIEU OF RENT  (NOTE 9-X) (CASH - $NIL)                                                               30,121

REVERSE MERGER WITH THE TRACKER CORPORATION
   ON JULY 12, 1994 (CASH - $100)                                                                                        100

SHARES ISSUED  FROM REGULATION S OFFERING (INCLUDING
   79,658 SHARES AT $7 PER SHARE FOR CONSULTING
   SERVICES AND 3,571 SHARES AT $5.50 PER SHARE
   FOR THE PURCHASE OF FIXED ASSETS) (CASH -$1,505,000)                                                            2,901,700
SHARE PROCEEDS TO BE RECEIVED SUBSEQUENT TO MARCH 31, 1995                                                          (819,459)

SHARES ISSUED FOR CONSULTING AND
   MARKETING SERVICES  (CASH-$NIL)                                                                                 2,204,978
LESS: CONSULTING AND MARKETING SERVICES NOT YET RECEIVED      (2,086,685)                                         (2,087,500)

SHARES PROCEEDS RECEIVED FROM PRIVATE PLACEMENT
  ON MARCH 15, 1995 (CASH - $350,000)                                                                                350,000

SHARES ISSUED TO EMPLOYEES FOR
   EMPLOYMENT SERVICES (NOTE 9-X) (CASH-$NIL)                                                                         74,409

SHARE ISSUE COSTS                                                                                                   (779,495)

TRANSLATION ADJUSTMENT                                                         (159,026)                            (159,026)

NET LOSS                                                                                            (5,068,583)   (5,068,583)

BALANCE AT MARCH 31, 1995                                     (2,086,685)      (288,124)            (7,112,008)      222,909
                                                             ------------  -------------  ---------------------  ------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                              THE TRACKER CORPORATION OF AMERICA
                                                                 (A DEVELOPMENT STAGE COMPANY)
                                                                 -----------------------------

                                                   CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                                   --------------------------------------------------------

                                                                       SHARES                              AMOUNTS
                                                          ----------------------------------  ----------------------------------
                                                                                                                      PAID IN
                                                                                   CLASS B                           CAPITAL IN
                                                          PREFERRED    COMMON      COMMON     PREFERRED    COMMON      EXCESS
                                                            STOCK      STOCK        STOCK       STOCK      STOCK       OF PAR
                                                          ---------  ----------  -----------  ----------  --------  ------------
SHARE PROCEEDS RECEIVED RE REGULATION S OFFERING                                              $        -  $     -   $   819,459
   MADE BEFORE MARCH 31, 1995 (CASH - $225,280)

CONSULTING SERVICES RECEIVED RE SHARES ISSUED
   BEFORE MARCH 31, 1995  (NOTE 9-X) (CASH - $NIL)                      14,582 *                               14

MARKETING SERVICES RECEIVED RE SHARES ISSUED
    TO LL KNICKERBOCKER CO.  (CASH - $NIL)                             266,664 *                              265

SHARES ISSUED TO DIRECTORS AS
   COMPENSATION  (NOTE 9-X) (CASH - $NIL)                               98,858                                 99        86,402

SHARES ISSUED TO AMERASIA FOR MARKETING
   SERVICES (NOTE 9-X) (CASH - $NIL)                                                 30,000                              44,496
LESS: SERVICES NOT YET RECEIVED                                                     (12,500)*

SHARES CANCELLED (CASH - $NIL)                                            (171)                                 1            (1)

SHARES ISSUED PURSUANT TO S-8 FOR EMPLOYEES,
     CONSULTANTS AND A DIRECTOR  (CASH - $NIL)                         770,000                                770       769,230

LESS: EMPLOYMENT AND CONSULTING
   SERVICES NOT YET RECEIVED                                          (340,939)*                             (341)

SHARES ISSUED TO R. ZUK (CASH - $83,000)                               200,000                                200       199,800
LESS: SHARES PROCEEDS TO BE RECEIVED                                                                                   (117,000)

SHARE PROCEEDS RECEIVED FROM
   PRIVATE PLACEMENT (CASH - $250,000)                                 250,000                                250       249,750

SHARES ISSUED UPON EXERCISE OF
   WARRANTS AT CANADIAN $1 PER SHARE
   (CASH - $619,166)                                                                849,803                             619,166

SHARES ISSUED TO OFFICERS (NOTE 9-IIII(A)) (CASH - $NIL)               630,000                                630       826,245

SHARES ISSUED TO A CONSULTANT (NOTE 9-X) (CASH - $NIL)                   7,500                                  8         9,836

SHARES ISSUED FOR INVESTOR RELATION
   SERVICES (NOTE 9-V) (CASH - $NIL)                                   200,000                                200       262,300
LESS: SERVICES NOT YET RECEIVED                                       (200,000)*                             (200)

SHARES ISSUED TO EMPLOYEES FOR
   EMPLOYMENT SERVICES (NOTE 9-X)
   (CASH - $NIL)                                                                     14,176                              22,716

SHARES EXCHANGED AS PER
   EXCHANGE AGREEMENT (CASH - $NIL)                                  1,133,365   (1,133,365)                1,134        (1,134)

SHARES ISSUED FOR CONVERSION FROM
   DEBENTURE HOLDERS (CASH -$NIL)                                      991,434                                992       728,537

SHARE ISSUE COST FROM APRIL 1, 1995 TO MARCH 31, 1996                                                                  (214,357)

TRANSLATION ADJUSTMENT

NET LOSS FROM APRIL 1, 1995 TO MARCH 31, 1996


BALANCE AS AT MARCH 31, 1996                                      -  6,130,929    6,126,362   $        -  $ 6,131   $14,013,062
                                                          ---------  ----------  -----------  ----------  --------  ------------


                                                                                     AMOUNTS
                                                          ----------------------------------------------------------------
                                                                                        DEFICIT ACCUMULATED
                                                                         CUMULATIVE           DURING
                                                             OTHER       TRANSLATION        DEVELOPMENT
                                                            CAPITAL      ADJUSTMENT            STAGE             TOTAL
                                                          ------------  -------------  ---------------------  ------------
SHARE PROCEEDS RECEIVED RE REGULATION S OFFERING
   MADE BEFORE MARCH 31, 1995 (CASH - $225,280)           $         -   $          -   $                  -   $   819,459

CONSULTING SERVICES RECEIVED RE SHARES ISSUED
   BEFORE MARCH 31, 1995  (NOTE 9-X) (CASH - $NIL)             87,486                                              87,500

MARKETING SERVICES RECEIVED RE SHARES ISSUED
    TO LL KNICKERBOCKER CO.  (CASH - $NIL)                    666,400                                             666,665

SHARES ISSUED TO DIRECTORS AS
   COMPENSATION  (NOTE 9-X) (CASH - $NIL)                                                                          86,501

SHARES ISSUED TO AMERASIA FOR MARKETING
   SERVICES (NOTE 9-X) (CASH - $NIL)                                                                               44,496
LESS: SERVICES NOT YET RECEIVED                               (18,630)                                            (18,630)

SHARES CANCELLED (CASH - $NIL)                                                                                          -

SHARES ISSUED PURSUANT TO S-8 FOR EMPLOYEES,
     CONSULTANTS AND A DIRECTOR  (CASH - $NIL)                                                                    770,000

LESS: EMPLOYMENT AND CONSULTING
   SERVICES NOT YET RECEIVED                                 (340,598)                                           (340,939)

SHARES ISSUED TO R. ZUK (CASH - $83,000)                                                                          200,000
LESS: SHARES PROCEEDS TO BE RECEIVED                                                                             (117,000)

SHARE PROCEEDS RECEIVED FROM
   PRIVATE PLACEMENT (CASH - $250,000)                                                                            250,000

SHARES ISSUED UPON EXERCISE OF
   WARRANTS AT CANADIAN $1 PER SHARE
   (CASH - $619,166)                                                                                              619,166

SHARES ISSUED TO OFFICERS (NOTE 9-IIII(A)) (CASH - $NIL)                                                          826,875

SHARES ISSUED TO A CONSULTANT (NOTE 9-X) (CASH - $NIL)                                                              9,844

SHARES ISSUED FOR INVESTOR RELATION
   SERVICES (NOTE 9-V) (CASH - $NIL)                                                                              262,500
LESS: SERVICES NOT YET RECEIVED                              (262,300)                                           (262,500)

SHARES ISSUED TO EMPLOYEES FOR
   EMPLOYMENT SERVICES (NOTE 9-X)
   (CASH - $NIL)                                                                                                   22,716

SHARES EXCHANGED AS PER
   EXCHANGE AGREEMENT (CASH - $NIL)                                                                                     -

SHARES ISSUED FOR CONVERSION FROM
   DEBENTURE HOLDERS (CASH -$NIL)                                                                                 729,529

SHARE ISSUE COST FROM APRIL 1, 1995 TO MARCH 31, 1996                                                            (214,357)

TRANSLATION ADJUSTMENT                                                        47,224                               47,224

NET LOSS FROM APRIL 1, 1995 TO MARCH 31, 1996                                                    (6,090,730)   (6,090,730)
                                                                                       ---------------------  ------------

BALANCE AS AT MARCH 31, 1996                              $(1,954,327)  $   (240,900)  $        (13,202,738)  $(1,378,772)
                                                          ------------  -------------  ---------------------  ------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                              THE TRACKER CORPORATION OF AMERICA
                                                                 (A DEVELOPMENT STAGE COMPANY)
                                                                 -----------------------------

                                                   CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                                   --------------------------------------------------------

                                                                      SHARES                              AMOUNTS
                                                       -----------------------------------  ------------------------------------
                                                                                                                      PAID IN
                                                                                  CLASS B                            CAPITAL IN
                                                       PREFERRED     COMMON       COMMON      PREFERRED    COMMON      EXCESS
                                                         STOCK        STOCK        STOCK        STOCK      STOCK       OF PAR
                                                       ----------  -----------  -----------  -----------  --------  ------------
MARKETING SERVICES RECEIVED RE SHARES ISSUED
    TO LL KNICKERBOCKER CO.  (CASH - $NIL)                            133,336 *              $        -   $   135   $  (999,600)

SHARES ISSUED TO DIRECTORS AS
   COMPENSATION  (NOTE 9-X) (CASH - $NIL)                              34,445                                  34        15,466

MARKETING SERVICES RECEIVED FROM
   AMERASIA (NOTE 9-X) (CASH - $NIL)                                                 5,000                              (11,124)

EMPLOYMENT AND CONSULTING SERVICES
   AND DIRECTORS' FEES RECEIVED RE S-8
   (CASH - $NIL)                                                    1,740,938 *                             1,741       316,054

SHARES ISSUED FOR CONVERSION FROM
   DEBENTURE HOLDERS (NOTE 9-IX) (CASH -$NIL)                       1,433,443                               1,434       653,566

PREFERRED SHARES ISSUED FROM
   PRIVATE PLACEMENT  (CASH - $1,050,000)                  1,050                                      1               1,049,999

COMMON SHARES ISSUED FOR
   CONVERSION FROM PREFERRED STOCKHOLDER
  (CASH - $NIL)                                           (1,050)   4,365,136                        (1)    4,364        (4,363)

SHARES EXCHANGED AS PER
   EXCHANGE AGREEMENT (CASH - $NIL)                                 1,268,825   (1,268,825)                 1,269        (1,269)

SHARES ISSUED TO EMPLOYEES FOR
   EMPLOYMENT SERVICES (NOTE 9-X) (CASH-$NIL)                          26,000                                  26        12,474

SHARES ISSUED FOR CONSULTING
   SERVICES (NOTE 9-X) (CASH-$NIL)                                    208,250                                 208        49,634

SHARES ISSUED IN LIEU OF FINDER FEE FOR
   DEBENTURE HOLDERS (NOTE 9-X) (CASH -$NIL)                           52,906                                  53        52,853

SHARES ISSUED IN LIEU OF FINDER FEE FOR
   PREFERRED STOCKHOLDERS (NOTE 9-X) (CASH -$NIL)                     112,500                                 113        44,887

SHARES ISSUED PURSUANT TO W.MARCHES
   S-8 STOCK PAYMENT PLAN (NOTE 9-XII)                                333,272                                 332        87,668

SHARES ISSUED FOR OFFICE RENTAL EXPENSE  (CASH $NIL)                  615,780                                 616       153,329
LESS: RENTAL EXPENSE NOT YET AMORTIZED                               (530,255)*                              (531)

SHARE ISSUE COST FROM
   APRIL 1, 1996 TO MARCH 31, 1997                                                                                     (224,741)

TRANSLATION ADJUSTMENT

NET LOSS FROM APRIL 1, 1996 TO MARCH 31, 1997


BALANCE AS AT MARCH 31, 1997                                   -   15,925,505    4,862,537   $        -   $15,925   $15,207,895
                                                       ----------  -----------  -----------  -----------  --------  ------------


                                                                                AMOUNTS
                                                       ---------------------------------------------------------------
                                                                                    DEFICIT ACCUMULATED
                                                                     CUMULATIVE           DURING
                                                          OTHER      TRANSLATION        DEVELOPMENT
                                                         CAPITAL     ADJUSTMENT            STAGE             TOTAL
                                                       -----------  -------------  ---------------------  ------------
MARKETING SERVICES RECEIVED RE SHARES ISSUED
    TO LL KNICKERBOCKER CO.  (CASH - $NIL)             $1,332,800   $          -   $                  -   $   333,335

SHARES ISSUED TO DIRECTORS AS
   COMPENSATION  (NOTE 9-X) (CASH - $NIL)                                                                      15,500

MARKETING SERVICES RECEIVED FROM
   AMERASIA (NOTE 9-X) (CASH - $NIL)                       18,630                                               7,506

EMPLOYMENT AND CONSULTING SERVICES
   AND DIRECTORS' FEES RECEIVED RE S-8
   (CASH - $NIL)                                          340,598                                             658,393

SHARES ISSUED FOR CONVERSION FROM
   DEBENTURE HOLDERS (NOTE 9-IX) (CASH -$NIL)                                                                 655,000

PREFERRED SHARES ISSUED FROM
   PRIVATE PLACEMENT  (CASH - $1,050,000)                                                                   1,050,000

COMMON SHARES ISSUED FOR
   CONVERSION FROM PREFERRED STOCKHOLDER                                                                            -
  (CASH - $NIL)

SHARES EXCHANGED AS PER
   EXCHANGE AGREEMENT (CASH - $NIL)                                                                                 -

SHARES ISSUED TO EMPLOYEES FOR
   EMPLOYMENT SERVICES (NOTE 9-X) (CASH-$NIL)                                                                  12,500

SHARES ISSUED FOR CONSULTING
   SERVICES (NOTE 9-X) (CASH-$NIL)                                                                             49,842

SHARES ISSUED IN LIEU OF FINDER FEE FOR
   DEBENTURE HOLDERS (NOTE 9-X) (CASH -$NIL)                                                                   52,906

SHARES ISSUED IN LIEU OF FINDER FEE FOR
   PREFERRED STOCKHOLDERS (NOTE 9-X) (CASH -$NIL)                                                              45,000

SHARES ISSUED PURSUANT TO W.MARCHES
   S-8 STOCK PAYMENT PLAN (NOTE 9-XII)                                                                         88,000

SHARES ISSUED FOR OFFICE RENTAL EXPENSE  (CASH $NIL)                                                          153,945
LESS: RENTAL EXPENSE NOT YET AMORTIZED                   (132,034)                                           (132,565)

SHARE ISSUE COST FROM
   APRIL 1, 1996 TO MARCH 31, 1997                                                                           (224,741)

TRANSLATION ADJUSTMENT                                                   (79,146)                             (79,146)

NET LOSS FROM APRIL 1, 1996 TO MARCH 31, 1997                                                (3,708,078)   (3,708,078)
                                                                                   ---------------------  ------------

BALANCE AS AT MARCH 31, 1997                           $ (394,333)  $   (320,046)  $        (16,910,816)  $(2,401,375)
                                                       -----------  -------------  ---------------------  ------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                              THE TRACKER CORPORATION OF AMERICA
                                                                 (A DEVELOPMENT STAGE COMPANY)
                                                                 -----------------------------

                                                   CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                                   --------------------------------------------------------


                                                                      SHARES                              AMOUNTS
                                                         -----------------------------------  -----------------------------------
                                                                                                                      PAID IN
                                                                                   CLASS B                           CAPITAL IN
                                                         PREFERRED    COMMON       COMMON     PREFERRED    COMMON      EXCESS
                                                           STOCK       STOCK        STOCK       STOCK      STOCK       OF PAR
                                                         ---------  -----------  -----------  ----------  --------  ------------
SHARES ISSUED PURSUANT TO W.MARCHES
   S-8 STOCK PAYMENT PLAN (NOTE 9-XII)                                 339,755                            $   341   $    69,659

SHARES ISSUED FOR OFFICE RENTAL
   EXPENSE ( NOTE 9-X) (CASH $NIL)                                     153,945                            $   153

SHARES EXCHANGED AS PER
   EXCHANGE AGREEMENT (CASH - $NIL)                                  2,240,053   (2,240,053)              $ 2,240   $    (2,240)

SHARES ISSUED TO EMPLOYEE
   FOR EMPLOYMENT SERVICES                                              19,303                            $    19   $     2,617

SHARES ISSUED FOR CONSULTING SERVICES                                  539,583                            $   540   $    64,210

SHARE PROCEEDS RECEIVED FROM
   PRIVATE PLACEMENT (CASH - $30,000)                                  500,000                            $   500   $    29,500


NET PROFIT (LOSS) FROM
   APRIL 1, 1997 TO MARCH 31, 1998


BALANCE AS AT MARCH 31, 1998                                     -  19,718,144    2,622,484   $        -  $19,718   $15,371,641
                                                         ---------  -----------  -----------  ----------  --------  ------------


SHARES EXCHANGED AS PER
   EXCHANGE AGREEMENT (CASH - $NIL)                                  1,549,490   (2,622,484)              $ 1,549   $    (1,549)

SHARES ISSUED FOR OFFICE RENTAL
   EXPENSE ( NOTE 9-X) ( CASH $NIL)                                    672,096                            $   672

SHARES ISSUED FOR CONSULTING SERVICES                                2,427,478                            $ 2,428   $    72,257

SHARE PROCEEDS RECEIVED FROM
   PRIVATE PLACEMENTS (CASH - $867,215)                             14,244,063                            $14,244   $   781,501

SHARES ISSUED PURSUANT TO S-8 FOR EMPLOYEES                         13,175,996                            $13,176       553,633
     AND CONSULTANTS  (CASH - $NIL)
LESS: EMPLOYMENT AND CONSULTING
   SERVICES NOT YET RECEIVED                                        (2,000,000)                           $(2,000)

SHARES ISSUED IN PRIOR YEARS AS PREPAYMENT
   OF RENT AND CONSULTING SERVICES,
   WRITTEN-OFF IN YEAR ENDED MARCH 31, 1998                            601,312                            $   601

TRANSLATION ADJUSTMENT

NET PROFIT (LOSS) FROM APRIL 1, 1998 TO MARCH 31, 1999


BALANCE AS AT MARCH 31, 1999                                     -  50,388,579            0   $        -  $50,389   $16,777,482
                                                         =========  ===========  ===========  ==========  ========  ============


                                                                                AMOUNTS
                                                         --------------------------------------------------------------
                                                                                     DEFICIT ACCUMULATED
                                                                      CUMULATIVE           DURING
                                                           OTHER      TRANSLATION        DEVELOPMENT
                                                          CAPITAL     ADJUSTMENT            STAGE             TOTAL
                                                         ----------  -------------  ---------------------  ------------

SHARES ISSUED PURSUANT TO W.MARCHES
   S-8 STOCK PAYMENT PLAN (NOTE 9-XII)                                                                     $    70,000

SHARES ISSUED FOR OFFICE RENTAL
   EXPENSE ( NOTE 9-X) (CASH $NIL)                       $  38,331                                         $    38,484

SHARES EXCHANGED AS PER
   EXCHANGE AGREEMENT (CASH - $NIL)                                                                        $         0

SHARES ISSUED TO EMPLOYEE
   FOR EMPLOYMENT SERVICES                                                                                 $     2,636

SHARES ISSUED FOR CONSULTING SERVICES                                                                      $    64,750

SHARE PROCEEDS RECEIVED FROM
   PRIVATE PLACEMENT (CASH - $30,000)                                                                      $    30,000

                                                                     $     74,381                          $    74,381
NET PROFIT (LOSS) FROM
   APRIL 1, 1997 TO MARCH 31, 1998                                                  $            (90,467)     ($90,467)


BALANCE AS AT MARCH 31, 1998                             $(356,002)  $   (245,665)  $        (17,001,283)  $(2,211,591)
                                                         ----------  -------------  ---------------------  ------------




SHARES EXCHANGED AS PER
   EXCHANGE AGREEMENT (CASH - $NIL)

SHARES ISSUED FOR OFFICE RENTAL
   EXPENSE ( NOTE 9-X) ( CASH $NIL)                      $  49,735                                         $    50,407

SHARES ISSUED FOR CONSULTING SERVICES                                                                      $    74,685

SHARE PROCEEDS RECEIVED FROM
   PRIVATE PLACEMENTS (CASH - $867,215)                                                                    $   795,745

SHARES ISSUED PURSUANT TO S-8 FOR EMPLOYEES                                                                    566,809
     AND CONSULTANTS  (CASH - $NIL)
LESS: EMPLOYMENT AND CONSULTING
   SERVICES NOT YET RECEIVED                              (118,000)                                           (120,000)

SHARES ISSUED IN PRIOR YEARS AS PREPAYMENT
   OF RENT AND CONSULTING SERVICES,
   WRITTEN-OFF IN YEAR ENDED MARCH 31, 1998                                                                        601

TRANSLATION ADJUSTMENT                                                    119,398                              119,398

NET PROFIT (LOSS) FROM APRIL 1, 1998 TO MARCH 31, 1999                                          (751,754)     (751,754)
                                                                                    ---------------------  ------------

BALANCE AS AT MARCH 31, 1999                             $(424,267)  $   (126,267)  $        (17,753,037)  $(1,475,700)
                                                         ==========  =============  =====================  ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                         THE TRACKER CORPORATION OF AMERICA
                                           (A DEVELOPMENT STAGE COMPANY)
                                        -------------------------------------
                                             CONSOLIDATED BALANCE SHEET
                                        -------------------------------------


                                           ASSETS
                                                                              SEPTEMBER 30,     MARCH 31,
                                                                                  1999            1999
                                                                             ---------------  -------------
                                                                               (UNAUDITED)     (AUDITED)
CURRENT ASSETS
CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . . . . . . . . . .  $      281,372   $          -
  ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . . . . . .               -         97,843
  PREPAID EXPENSES AND DEPOSITS . . . . . . . . . . . . . . . . . . . . . .         120,000        120,000
  DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .         114,272        114,405
                                                                             ---------------  -------------
       TOTAL CURRENT ASSETS . . . . . . . . . . . . . . . . . . . . . . . .         515,644        332,248

DUE FROM SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .          14,072         14,072
DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          81,513        141,600
PROPERTY AND EQUIPMENT (NET). . . . . . . . . . . . . . . . . . . . . . . .               -              -
                                                                             ---------------  -------------

       TOTAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $      611,229   $    487,920
                                                                             ===============  =============


                  LIABILITIES & SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
  ACCOUNTS PAYABLE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $      468,352   $    458,352
  ACCRUED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . .         279,932        584,823
  DEFERRED REVENUE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .         197,446        197,602
  CONVERTIBLE BRIDGE NOTES. . . . . . . . . . . . . . . . . . . . . . . . .       1,000,000              -
  DEBENTURE PAYABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . .          31,809         31,809
  CONVERTIBLE DEBENTURES. . . . . . . . . . . . . . . . . . . . . . . . . .         475,790        475,790
                                                                             ---------------  -------------
       TOTAL CURRENT LIABILITIES. . . . . . . . . . . . . . . . . . . . . .       2,453,329      1,748,376


DEFERRED REVENUE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         116,580        215,244

COMMITMENTS (NOTE 10) . . . . . . . . . . . . . . . . . . . . . . . . . . .               -              -

SHAREHOLDERS' DEFICIENCY
   COMMON STOCK, $.001PAR VALUE, 93,400,000 SHARES AUTHORIZED,

    53,988,579 (50,388,579 - MARCH 31, 1999) SHARES ISSUED AND OUTSTANDING.          53,989         50,389

   CONVERTIBLE SENIOR PREFERRED STOCK, $.001 PAR VALUE, 6,500,000 SHARES
    AUTHORIZED, NIL (NIL - MARCH 31, 1999) ISSUED AND OUTSTANDING . . . . .               -              -

  CLASS B VOTING COMMON STOCK, $0.00000007 PAR VALUE, 100,000
    SHARES AUTHORIZED, NIL (NIL - MARCH 31, 1998) ISSUED
    AND OUTSTANDING . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -              -

  PAID-IN CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16,773,881     16,777,482
  OTHER CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (573,547)      (424,267)
  DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE. . . . . . . . . . . . .     (18,086,737)   (17,753,037)
  CUMULATIVE TRANSLATION ADJUSTMENT . . . . . . . . . . . . . . . . . . . .        (126,263)      (126,263)
                                                                             ---------------  -------------

    TOTAL SHAREHOLDERS' DEFICIT . . . . . . . . . . . . . . . . . . . . . .      (1,958,680)    (1,475,700)
                                                                             ---------------  -------------


    TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT . . . . . . . . . . . . . .  $      611,229   $    487,920
                                                                             ===============  =============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                       THE TRACKER CORPORATION OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


NOTE  1  -  DESCRIPTION  OF  DEVELOPMENT STAGE ACTIVITIES AND CORPORATE HISTORY:
--------------------------------------------------------------------------------

     The Tracker Corporation of America, Inc. (sometimes "Tracker U.S." or the "Company") has been in the development stage since its formation. It primarily markets, sells and operates a personal property marking and monitoring system (the "Tracker(TM) System") developed by the Company that utilizes advanced bar code and laser scanning technology to create an identification device which interfaces with a computer database and scanning network (the "Technology").

The current business of the Company originated in July 1994 through a reorganization (the "Reorganization") in which the Company acquired all of the issued and outstanding voting shares of The Tracker Corporation, an Ontario, Canada corporation ("Tracker Canada"), in exchange for approximately 90% of the total voting shares of the Company as of that date. The Company's predecessor was incorporated as a Utah corporation in 1986, and changed its state of incorporation to Nevada in 1992 and Delaware in 1994 through change in domicile mergers. Concurrent with the effective date of the reorganization, the Company changed its year-end from December 31 to March 31.

On July 28, 1998, the Company settled a lawsuit initiated by the U.S. Federal Trade Commission (the "FTC") alleging the Company's violation of Section 5 of the Federal Trade Commission Act and the FTC Trade Regulator Telemarketing Sales Rule. Following initiation of the lawsuit, four of the Company's five Board members and its Chief Financial Officer resigned. The settlement, among other things, permanently barred the Company, and its Chief Executive Officer from engaging directly or indirectly, in the business of credit card registration or promotion.

The FTC lawsuit and the cessation of the credit card registration service resulted in the insolvency and dissolution of Tracker Canada. The liquidation and dissolution occurred in February 1998.

On February 10, 1998, the Global Tracker Corporation ("Global Tracker"), a newly formed Ontario, Canada corporation, acquired substantially all of Tracker Canada's assets at arm's length in a bankruptcy proceeding. Shortly thereafter, Global Tracker entered into an agreement with the Company which permitted the Company to use personnel retained by Global Tracker and assets formerly owned or leased by Tracker Canada to continue the business formerly conducted by Tracker Canada. As a result of this arrangement, Tracker U.S. has continued on a limited basis the business formerly operated by Tracker Canada.

NOTE  2  -  GOING  CONCERN:
---------------------------

The Company has been in a development stage since its inception on May 6, 1993. The likelihood that the Company will attain profitability depends on many factors, including its ability to obtain adequate financing and generate sufficient revenues. Management is currently working to secure adequate capital through the private placement of securities. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, although the report of its former independent accountant as of and for the year ended March 31, 1997, and its current independent accountant as of and for each of the years ended March 31, 1999 and 1998, express doubt as to the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                       THE TRACKER CORPORATION OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


NOTE  3  -  SIGNIFICANT  ACCOUNTING  POLICIES:
----------------------------------------------

PRINCIPLES  OF  CONSOLIDATION

The accompanying financial statements include the accounts of the Company and its former wholly owned subsidiary, Tracker Canada. All significant intercompany accounts and transactions have been eliminated.

DEVELOPMENT  COSTS

Development  costs  are  expensed  as  incurred.

DEFERRED  CHARGES

Deferred charges relate primarily to unamortized commissions, net of a 30% cancellation reserve, and other costs of sales which are amortized on a straight-line basis over the term of the related agreement.

REVENUE  RECOGNITION  AND  DEFERRED  REVENUE

Revenue for Company services is recognized on a straight-line basis over the term of the services offered and is shown net of sales discounts and allowances. Amounts received for which service has not yet been provided, are recorded as deferred revenue. The average length of the services agreement varies from monthly to a five-year period.

FOREIGN  CURRENCY  TRANSLATION

The assets and liabilities of Tracker Canada are translated at the fiscal year or period end exchange rate while revenues, expenses and cash flows are translated at average rates in effect for the period.

EARNINGS  PER  SHARE

Primary earnings per share are calculated based on net profit (loss) divided by the weighted average number of shares of common stock and Class B voting common stock outstanding.

USE  OF  ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for inventory obsolescence, depreciation and amortization, taxes, and contingencies.

                       THE TRACKER CORPORATION OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


NEW  ACCOUNTING  PRONOUNCEMENTS

Other pronouncements issued by the Financial Accounting Standards Board adopted during the year are not material to the consolidated financial statements of the Company. Further, pronouncements with future effective dates are either not applicable or not material to the consolidated financial statements of the Company.

NOTE  4  -  PREPAID  EXPENSES  AND  DEPOSITS:
------------------------------------------------

       March 31,   March 31,
          1999        1998
       ----------  ----------
Other  $  120,000  $      NIL
       ----------  ----------
       $  120,000  $      NIL
       ==========  ==========

NOTE  5  -  DUE  FROM  SHAREHOLDERS:
------------------------------------

Promissory notes held on loans made to shareholders bear interest at 5% per annum and are due on demand.

NOTE  6  -  DEFERRED  CHARGES:
-----------------------------

Deferred charges consist of the following:
                                                          March 31,   March 31,
                                                             1999        1998
                                                          ----------  ----------
Current: . . . . . . . . . . . . . . . . . . . . . . . .  $   80,309  $  776,055
Deferred sales commission (net of cancellation reserve)

Other. . . . . . . . . . . . . . . . . . . . . . . . . .      34,096     411,644
                                                          ----------  ----------
Long  term . . . . . . . . . . . . . . . . . . . . . . .  $  114,405  $1,187,699
                                                          ----------  ----------

Deferred sales' commission (net of cancellation reserve)  $   52,192  $  183,041

Other. . . . . . . . . . . . . . . . . . . . . . . . . .      89,408      92,002
                                                          ----------  ----------
                                                          $  141,600  $  275,043
                                                          ----------  ----------

NOTE  7  -  PROPERTY  AND  EQUIPMENT:
-------------------------------------

The Company currently leases all of its equipment from Global Tracker under short term agreements classified as operating leases. Lease payments are expensed as incurred. See Note 1.

                       THE TRACKER CORPORATION OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


NOTE  8  -  ACCRUED  LIABILITIES:
---------------------------------

Accrued liabilities comprise the following:

                                             March 31,   March 31,
                                                1999        1998
                                             ----------  ----------
Directors fees. . . . . . . . . . . . . . .  $   24,432  $   24,432
Interest expense for convertible debentures     115,209      58,785
Others. . . . . . . . . . . . . . . . . . .     445,182     445,182
                                             ----------  ----------
                                             $  584,823  $  528,399
                                             ==========  ==========

NOTE  9  -  CAPITAL  STOCK:
---------------------------

(i) The Class B voting common stock was held in trust pursuant to the terms of an exchange agency and voting trust agreement with holders of exchangeable preference shares in the Canadian subsidiary. Following the liquidation of the Canadian subsidiary, all Class B Stock converted to Common Stock.

(ii) At March 31, 1997, all outstanding warrants to acquire exchangeable preference shares of the Canadian subsidiary at Canadian $14 per share had expired.

(iii) On March 15, 1995, the Company entered into an agreement and sold, for net proceeds of $350,000, 500,000 units comprised of 500,000 restricted common shares and 500,000 warrants to purchase 500,000 restricted common shares to Kuplen Group Investment ("KGI"). The warrants were exercisable during the one-year period commencing July 12, 1995 to July 12, 1996 at a price of $5.00 per share. Since the common stock underlying the warrants could not be purchased legally on margin at a marginable price, the exercise period has been extended until the first day that the common stock becomes marginable. To secure registration rights of the restricted shares, KGI must exercise the warrants on a 1:1 basis with the common shares.

(iv) During the year ended March 31, 1995, the Company adopted a plan that allows for the granting of options, appreciation rights, restricted stock and certain other stock-based performance incentives to certain officers as determined at the discretion of the compensation committee of the board of directors.

(v) During the year ended March 31, 1999, the Company amended and restated the Plan and increased the number of shares reserved for issuance thereunder.

(vi) During the year ended March 31, 1999, the Company adopted a plan allowing for the issuance of options to outside directors.

(vii)   The  Company  has  issued  the  following  options  and  warrants:

                       THE TRACKER CORPORATION OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


                                      FOR YEAR              FOR YEAR
                                        ENDED                 ENDED
                                      MARCH 31,  EXERCISE   MARCH 31,  EXERCISE
                                        1999       PRICE      1998       PRICE
                                      ---------  ---------  ---------  ---------
OPTIONS:
  Opening (*). . . . . . . . . . . .  1,890,000                40,000  $    7.95
    Granted during the period (*)                              50,000  $    0.13
    Granted during the period (**)                            300,000  $    0.50
    Granted during the period (**)                          2,400,000  $    0.75
    Granted during the period (***).  5,286,968  $    0.07
    Granted during the period (****)    400,000  $    0.10
    Expired/cancelled during period                           900,000
  Closing. . . . . . . . . . . . . .  7,176,968             1,890,000

(*) 40,000 options were issued in July 1994 and 50,000 options were issued in July 1997 to non-employee directors and vest proportionately over a period of three years.
(**) 2,700,000 options were issued in August 1997 to management at various terms from 4 to 7 years
(***) 5,286,968 options were issued in December 1998 to management at various terms from 5 to 10 years
(****) 400,000 options were issued in January 1999, vesting proportionately over four years, to management.

                                 FOR YEAR              FOR YEAR
                                   ENDED                 ENDED
                                 MARCH 31,  EXERCISE   MARCH 31,  EXERCISE
                                   1999       PRICE      1998       PRICE
                                 ---------  ---------  ---------  ---------
WARRANTS (COMMON STOCK ):
  Opening . . . . . . . . . . .    750,000  N/A          750,000  N/A
    Issued during the period. .    200,000  $    0.40          0
    Exercised during the period          0                     0
    Expired during the period .          0                     0  Cdn$14.00
  Closing . . . . . . . . . . .    950,000               750,000
                                 ---------             ---------

(viii) On May 1, 1995, the Company entered into an agreement and sold, for net proceeds of $250,000, 250,000 units comprised of 250,000 restricted common shares and 250,000 warrants to purchase 250,000 restricted common shares to Reynold Kern. The warrants were exercisable during the one-year period commencing July 12, 1995 to July 12, 1996 at a price of $5.00 per share. Since the common stock underlying the warrants could not be purchased legally on margin at a marginable price, the exercise period has been extended until the first day that the common stock becomes marginable.

(ix) In June 1995, the Company issued 200,000 shares of common stock, restricted as to transferability for a period of two years from date of issuance, to Robert Zuk for certain investor relations services for the Company.

(x) In October 1995, the Company issued 770,000 shares of common stock pursuant to the registration statement on S-8 to six key employees and one director as payment in lieu of prior accrued salaries and fees and as an advance of their salaries and fees up to September 30, 1996. The shares issued were all valued at $1.00 per share.

(xi) In November 1995, at its annual general meeting, the shareholders approved the increase of the authorized number of common shares from 20,000,000 to 30,000,000 shares.

(xii) In December 1998, at its annual general meeting, the shareholders approved the increase of the authorized number of common shares from 30,000,000 to 50,000,000 shares and the authorization of 6,500,000 shares of blank check Preferred Stock.

(xiii) In January 1999, the Company issued 13,175,995 shares to employees and consultants.

                       THE TRACKER CORPORATION OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


(xiv)     Other  capital

At March 31, 1998, 627,625 common shares have been subscribed for but remain unissued as the service for which these shares were subscribed for have yet to be received.

                                                 YEAR ENDED  FROM INCEPTION
                                                 ----------
                                                MARCH 31,   (MAY 6, 1993)
                                                            THROUGH MAR 31,
                                              1999     1998       1999
                                              -----  --------  ----------
OPENING,
Marketing services not yet received. . . . .  $   0  $      0  $        0
Deferred compensation costs. . . . . . . . .      0         0           0
Deferred consulting costs                             262,500           0
Rent                                                   93,502           0
                                                       356,00           0
                                              -----  --------  ----------

SHARES SUBSCRIBED BUT NOT ISSUED,
Marketing services not yet received. . . . .      0         0     999,600
Deferred compensation costs. . . . . . . . .      0         0   2,222,174
Deferred consulting costs. . . . . . . . . .      0         0   1,809,224
Rent . . . . . . . . . . . . . . . . . . . .      0         0     507,794
                                                  0         0   5,538,792
                                              -----  --------  ----------

CHARGED TO EXPENSE AS SERVICES ARE RECEIVED,
Marketing services not yet received. . . . .      0         0     999,600
Deferred compensation costs. . . . . . . . .      0         0   2,222,174
Deferred consulting costs. . . . . . . . . .      0         0   1,546,724
Rent . . . . . . . . . . . . . . . . . . . .      0         0     410,515
                                                  0         0   5,182,790
                                              -----  --------  ----------

CLOSING,
Marketing services not yet received. . . . .      0         0           0
Deferred compensation costs. . . . . . . . .      0         0           0
Deferred consulting costs                             262,500     262,500
Rent                                                   93,502      93,502
                                                     $356,002  $  356,002

(xv) In November 1996, all holders of the convertible subordinated debentures were requested to extend the maturity date from December 1, 1996 to June 1, 1997 on same terms and conditions. No additional requests for extension have been made thereby placing the Company in default under the terms of the convertible subordinated debenture agreement. As of March 31, 1999 there remains outstanding $475,790 ($475,790 at March 31, 1998) in convertible subordinated debentures with a maturity date of June 1, 1997. The remaining balance of $ 31,809 ($31,809 at March 31, 1998) has been reclassified as debentures which had a repayment maturity term of December 1997 at a 4.75% interest rate. Conversion rights under the convertible subordinated debentures have expired.

                       THE TRACKER CORPORATION OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


(xvi) The Company has, from inception to present, issued shares in exchange for: (a) employment services, (b) consulting and marketing services, and (c) consideration in lieu of rental payments.

(xvii) During the year ended March 31, 1997, the Company issued 1,050 shares of $1,000 6% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"). As at March 31, 1997, 4,365,136 common shares were issued due to the conversion of 1,050 shares of convertible preferred stock totaling $1,050,000. As at March 31, 1997, no convertible preferred stock remains outstanding.

(xviii)     On  October 21, 1996, the Company's Prospectus on Amendment No. 4 of
the Registration Statement on Form S-1 was declared effective by Securities and Exchange Commission.

(xix) During the year ended March 31, 1997, the Company issued 1,740,000 shares of common stock amounting to $658,393 pursuant to the registration statement on S-8 to five employees and five outside (non-employee) directors as payment in lieu of salaries and consulting fees.

(xx) In October 1996, the Company entered into a one-year consulting agreement (the "Consulting Agreement") to obtain advice concerning the Company's growth strategy, financial public relations obligations and future capital structure. Under the terms of the Consulting Agreement, the Company agreed to pay the Consultant 100,000 shares of the Company's common stock. The Company's obligations with respect to options issued to the Consultant for the purchase of 900,000 additional shares expired in 1999.

(xxi) During the year ended March 31, 1999, the Company issued 13,175,996 shares of common stock amounting to $1,600,883 pursuant to the registration statement on S-8 to eight employees and two consultants as payment in lieu of salaries and consulting fees.

NOTE  10  -  COMMITMENTS:
-------------------------

LEASES

The Company leased space in Smyrna, Georgia for a three (3) year term commencing May 15, 1997. On November 1, 1997, the Company discontinued occupancy of the leased premises, defaulting under the terms of the lease. The lease requires payment of an annual base rent of $41,772.

Rental expense for the year ended March 31, 1999 amounted to $ 64,132 and $120,196 for the year ended March 31, 1998.

MARKETING  AGREEMENT

On March 15, 1995, the Company entered into an agreement with The L.L. Knickerbocker Company, Inc., of California ("Knickerbocker"), which provided for a television and radio marketing campaign to be initially launched in the California marketplace. As compensation for services to be performed by Knickerbocker, the Company paid Knickerbocker a fee of $212,975 and issued 800,000 restricted common shares, valued at $2.50 per share based on the trading price of the Company's shares on the date of the agreement. On December 11, 1996, the Company ended its relationship with Knickerbocker and received 400,000 of the 800,000 restricted common shares back from Knickerbocker. These shares were immediately cancelled in treasury.

                       THE TRACKER CORPORATION OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


THE  IACP  ENDORSEMENT

The Company entered into an agreement with the International Association of Chiefs of Police ("IACP") in February 1996 that ran through February
1999. Under the agreement, the Company agreed to pay IACP, on a quarterly basis in arrears, the greater of $100,000 per year or a fee based on the total number of subscribers of the Company. At March 31, 1999, the Company had defaulted in its payment obligations under the agreement.

NOTE  11  -  RELATED  PARTY  TRANSACTIONS:
------------------------------------------

Prior to the date of incorporation (May 6, 1993), the founder and other key members of management received 5,089,286 exchangeable preference shares in consideration for the assignment of international patents covering the Tracker Canada system and as inducements to join the Company, respectively. No value has been assigned to these shares.

The Company retains certain key management personnel under contract. Included in expenses are consulting and management fees paid under the aforementioned contracts totaling, in the aggregate, $ 185,000 for the year ended March 31, 1998 and $648,231 for the year ended March 31, 1997.

Finders fees amounting to Nil for years ended March 31, 1999 and March 31, 1998 and $25,870 for the year ended March 31, 1997 paid to related parties in connection with the Company's private equity placement are included as a reduction in paid-in capital.

The Company's President, Chief Operating Officer and Chief Financial Officer is the sole shareholder of Global Tracker Corporation. Global Tracker acquired Tracker Canada's assets at arms' length in an insolvency proceeding. Global Tracker leases all of such assets to the Company.


NOTE  12  -  INCOME  TAXES:
---------------------------

The estimated deferred tax asset of $3,987,000 and $3,724,000, representing benefit for the income tax effects of the accumulated losses for the period from inception (May 6, 1993) to March 31, 1999 and March 31, 1998 respectively, has not been recognized due to the uncertainty of future realization of such benefits. Estimated net operating losses aggregating $11,433,000 ($10,681,000 as at March 31,1998) expire starting in 2001; the benefit of these losses has not been reflected in these consolidated financial statements.

                       THE TRACKER CORPORATION OF AMERICA
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                            March 31,     March 31,
                              1999           1998
                          -------------  ------------
Deferred tax liabilities  $          0   $         0
Deferred tax assets
  Net operating losses .     3,987,000     3,724,000
                          -------------  ------------
                             3,987,000     3,724,000
  Valuation allowance. .   ( 3,987,000)   (3,724,000)
                          -------------  ------------
                          $          0   $         0
                          =============  ============

The  valuation  allowance  did  increase  by  $263,000  during  the  year.

NOTE  13  -  CONVERTIBLE  SUBORDINATED  DEBENTURES:
---------------------------------------------------

The Company has outstanding at March 31, 1999 subordinated debentures in the amount of $475,790 ($ 475,790 as at March 31, 1998) bearing interest at 15% annually, which are repayable within one year.

Total interest incurred and included in general and administrative expenses is $ 72,879 and $42,330 for year ended March 31, 1999 and 1998 respectively.

                                       THE  TRACKER  CORPORATION  OF  AMERICA
                                       CONSOLIDATED  STATEMENT  OF OPERATIONS

                                                     (UNAUDITED)


                                                                                                      FROM INCEPTION
                                                                                                      (MAY 6, 1993)
                                                 FOR 3 MONTHS ENDING          FOR 6 MONTHS ENDING       THROUGH
                                                    SEPTEMBER 30,                SEPTEMBER 30,        SEPTEMBER 30,
                                              --------------------------  --------------------------  -------------
                                                  1999          1998          1999          1998          1999
                                              ------------  ------------  ------------  ------------  -------------

REVENUE. . . . . . . . . . . . . . . . . . .  $    21,102   $    21,431   $    54,885   $    93,513   $    361,606

COST OF SALES. . . . . . . . . . . . . . . .        3,163         9,041         5,461        51,423        105,754
                                              ------------  ------------  ------------  ------------  -------------

GROSS PROFIT . . . . . . . . . . . . . . . .       17,939        12,390        49,424        42,090        255,852
                                              ------------  ------------  ------------  ------------  -------------

DEVELOPMENT COSTS
  OPERATIONAL. . . . . . . . . . . . . . . .       39,050        28,559       125,576       108,454      1,647,436
  INFORMATION SYSTEMS. . . . . . . . . . . .       30,952         3,561        44,356        10,712        974,387
  SALES AND MARKETING. . . . . . . . . . . .       51,325        26,343        81,538        59,719      3,518,582
  GENERAL AND ADMINISTRATIVE . . . . . . . .      140,071        85,075       170,254       134,768      8,006,485
                                              ------------  ------------  ------------  ------------  -------------

TOTAL DEVELOPMENT COSTS. . . . . . . . . . .  $   261,398   $   143,538   $   421,724   $   313,653   $ 14,146,890

GAIN (LOSS) FROM CONTINUING OPERATIONS . . .     (243,459)     (131,148)     (372,300)     (271,563)   (13,891,038)

GAIN (LOSS) FROM DISCONTINUED OPERATION. . .       37,090      (208,434)       38,600       379,778     (3,443,945)
                                              ------------  ------------  ------------  ------------  -------------

NET PROFIT (LOSS) APPLICABLE TO COMMON STOCK  $  (206,369)  $  (339,581)  $  (333,700)  $   108,215   $(17,334,983)
                                              ============  ============  ============  ============  =============



PROFIT (LOSS) PER SHARE OF COMMON STOCK

LOSS FROM CONTINUING OPERATIONS. . . . . . .      (0.0047)  $   (0.0058)      (0.0072)  $   (0.0119)  $     (0.870)

GAIN (LOSS) FROM DISCONTINUED OPERATION. . .       0.0007       (0.0091)       0.0007        0.0167        (0.2157)
                                              ------------  ------------  ------------  ------------  -------------

NET LOSS . . . . . . . . . . . . . . . . . .      (0.0040)      (0.0149)      (0.0064)       0.0047        (1.0856)
                                              ============  ============  ============  ============  =============

WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING . . . . . . . . . . . . . . .   51,855,246    22,802,142    51,855,246    22,802,142     15,968,528
                                              ============  ============  ============  ============  =============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                               THE  TRACKER  CORPORATION  OF  AMERICA
                                  (A  DEVELOPMENT  STAGE  COMPANY)

                               CONSOLIDATED  STATEMENT  OF  CASH  FLOWS
                               ----------------------------------------
                                              (UNAUDITED)


                                                                    FROM INCEPTION
                                                                    (MAY 6, 1993)     FOR 6 MONTHS    FOR 6 MONTHS
                                                                       THROUGH           ENDED           ENDED
                                                                     SEPTEMBER 30     SEPTEMBER 30    SEPTEMBER 30
                                                                         1999             1999            1998
                                                                   ----------------  --------------  --------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
  NET LOSS. . . . . . . . . . . . . . . . . . . . . . . . . . . .     ($18,086,737)  $    (333,700)  $     108,215
  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH FROM
  OPERATING ACTIVITIES:
    DEPRECIATION. . . . . . . . . . . . . . . . . . . . . . . . .          380,019               -               -
    LOSS ON SALE OF LONG-TERM INVESTMENT. . . . . . . . . . . . .           13,414               -               -
    RENT, CONSULTING AND MARKETING SERVICES, EMPLOYEE
     COMPENSATION SETTLED VIA THE ISSUANCE OF COMPANY
     SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,976,045               -               -
    CHANGES IN ASSETS AND LIABILITIES:
        PREPAID EXPENSES AND DEPOSITS . . . . . . . . . . . . . .         (137,273)              -               -
        ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . .                -          97,843         (23,651)
        DEFERRED CHARGES. . . . . . . . . . . . . . . . . . . . .         (195,785)         60,220       1,146,458
        DEFERRED REVENUE. . . . . . . . . . . . . . . . . . . . .          314,026         (98,820)     (1,699,863)
        ACCOUNTS PAYABLE AND ACCRUED LIABILITIES. . . . . . . . .          762,928        (294,892)         88,063
                                                                   ----------------  --------------  --------------

  NET CASH USED IN OPERATING ACTIVITIES . . . . . . . . . . . . .      (10,973,362)       (569,348)       (380,778)
                                                                   ----------------  --------------  --------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
  DUE TO GLOBAL TRACKER . . . . . . . . . . . . . . . . . . . . .                -               -         285,588
  ACQUISITION OF FIXED ASSETS . . . . . . . . . . . . . . . . . .            6,028               -               -
  LOAN TO SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . .         (370,484)              -               -
  REPAYMENT OF LOANS TO SHAREHOLDERS. . . . . . . . . . . . . . .          356,412               -               -
  LONG-TERM INVESTMENT. . . . . . . . . . . . . . . . . . . . . .       (2,301,372)              -               -
  UNWIND OF LONG-TERM INVESTMENT. . . . . . . . . . . . . . . . .        2,287,958               -               -
                                                                   ----------------  --------------  --------------

  NET CASH FROM (USED IN) INVESTING ACTIVITIES. . . . . . . . . .          (21,458)              -         285,588
                                                                   ----------------  --------------  --------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  ISSUANCE OF COMMON SHARES . . . . . . . . . . . . . . . . . . .        9,748,275               -          45,281
  ISSUANCE OF PREFERRED SHARES. . . . . . . . . . . . . . . . . .        1,050,000               -               -
  ISSUANCE OF CONVERTIBLE SUBORDINATED DEBENTURES . . . . . . . .        2,189,529               -               -
  REPAYMENT OF DEBENTURES AND CONVERTIBLE SUBORDINATED DEBENTURES         (297,401)              -               -
  ISSUANCE OF CONVERTIBLE BRIDGE NOTES. . . . . . . . . . . . . .        1,000,000       1,000,000               -
  SHARE ISSUE COSTS . . . . . . . . . . . . . . . . . . . . . . .       (1,834,015)       (149,280)              -
                                                                                     --------------  --------------
  NET CASH FROM (USED IN) FINANCING ACTIVITIES. . . . . . . . . .       11,856,388         850,720          45,281
                                                                   ----------------  --------------  --------------

EFFECT OF EXCHANGE RATE CHANGES . . . . . . . . . . . . . . . . .         (580,196)              -          49,909

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING . . . . .          281,372         281,372               -
  THE PERIOD

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD. . . . . . . . . .                -               -               -
                                                                   ----------------  --------------  --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD. . . . . . . . . . . . .  $       281,372   $     281,372   $           0
                                                                   ================  ==============  ==============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

NOTE  1  -  DESCRIPTION  OF  DEVELOPMENT STAGE ACTIVITIES AND CORPORATE HISTORY:
--------------------------------------------------------------------------------

We develop, market, sell and operate a personal and corporate property marking and monitoring system ("The Tracker System"). The Tracker System utilizes advanced bar code and laser scanning technology that interfaces with a computer database and scanning network to create an identification system (the "Technology").

Our current business began in July 1994 through a reorganization (the "Reorganization") in which we acquired all of the issued and outstanding voting shares of The Tracker Corporation, an Ontario, Canada corporation ("Tracker Canada"), in exchange for approximately 90% of our total voting shares as of that date. Our predecessor was incorporated as a Utah corporation in 1986, and changed its state of incorporation to Nevada in 1992 and Delaware in 1994 through change in domicile mergers. Concurrent with the effective date of the reorganization, we changed our fiscal year-end from December 31 to March 31.

NOTE  2  -  GOING  CONCERN:
---------------------------

We have been in a development stage since inception on May 6, 1993. Our likelihood for profitability depends on many factors, including our ability to obtain adequate financing and generate sufficient revenues. Management is currently working to secure adequate capital through the private placement of securities. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, although the report of our former independent accountant as of and for the year ended March 31, 1997, and our current independent accountant as of and for each of the years ended March 31, 1999 and 1998, express doubt as to our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE  3  -  SIGNIFICANT  ACCOUNTING  POLICIES:
----------------------------------------------

PRINCIPLES  OF  CONSOLIDATION

The accompanying financial statements include our accounts and our former wholly-owned subsidiary, Tracker Canada. We eliminated all significant inter company accounts and transactions.

DEVELOPMENT  COSTS

We  expense  development  costs  as  incurred.

DEFERRED  CHARGES

Deferred charges relate primarily to unamortized commissions, net of a 30% cancellation reserve, and other costs of sales that are amortized on a straight-line basis over the term of the related agreement.

REVENUE  RECOGNITION  AND  DEFERRED  REVENUE

We recognize revenue for our services on a straight-line basis over the term of the services offered and we present them net of sales discounts and allowances. We record as deferred revenue amounts received for services not yet provided. The average length of the services agreement varies from monthly to a five-year period.

FOREIGN  CURRENCY  TRANSLATION

The assets and liabilities of Tracker Canada are translated at the fiscal year or period end exchange rate while revenues, expenses and cash flows are translated at average rates in effect for the period.

EARNINGS  PER  SHARE

Primary earnings per share are calculated based on net profit (loss) divided by the weighted average number of shares of common stock and Class B voting common stock outstanding.

USE  OF  ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for inventory obsolescence, depreciation and amortization, taxes, and contingencies.

NEW  ACCOUNTING  PRONOUNCEMENTS

Other pronouncements issued by the Financial Accounting Standards Board adopted during the year are not material to our consolidated financial statements. Further, pronouncements with future effective dates are either not applicable or not material to our consolidated financial statements.

NOTE  4  -  PREPAID  EXPENSES  AND  DEPOSITS:
---------------------------------------------

Prepaid  expenses  and  deposits  comprise  the  following:

                                    September 30, 1999          March 31, 1999
                                   -------------------          --------------

Other                              $           120,000          $      120,000

NOTE  5  -  DUE  FROM  SHAREHOLDERS:
------------------------------------

Promissory notes held on loans made to shareholders bear interest at 5% per annum and are due on demand.

NOTE  6  -  DEFERRED  CHARGES:
-----------------------------

Deferred  charges  consist  of  the  following:

                                                          Sept. 30, 1999   March 31, 1999
                                                          ---------------  ---------------
Current:
Deferred sales commission (net of cancellation reserve).  $        80,309  $        80,309
Other. . . . . . . . . . . . . . . . . . . . . . . . . .           33,963           34,096
                                                          ---------------  ---------------

Long  term:. . . . . . . . . . . . . . . . . . . . . . .  $       114,272  $       114,405
                                                          ---------------  ---------------
Deferred sales' commission (net of cancellation reserve)  $        49,254  $        52,192
Other. . . . . . . . . . . . . . . . . . . . . . . . . .           32,259           89,408
                                                          ---------------  ---------------
                                                          $        81,513  $       141,600
                                                          ---------------  ---------------

NOTE  7  -  PROPERTY  AND  EQUIPMENT:
-------------------------------------

We currently lease all of our equipment from Global Tracker under short-term agreements classified as operating leases. We expense lease payments as incurred. See Note 3.

NOTE  8  -  ACCRUED  LIABILITIES:
---------------------------------

Accrued  liabilities  comprise  the  following:

                                             September 30, 1999   March 31, 1999
                                             -------------------  ---------------
Directors fees. . . . . . . . . . . . . . .  $            24,432  $        24,432
Interest expense for convertible debentures              237,667          115,209
Others. . . . . . . . . . . . . . . . . . .               17,833          445,182
                                             -------------------  ---------------
                                             $           279,932  $       584,823
                                             ===================  ===============

NOTE  9  -  COMMITMENTS:
------------------------

LEASES

We leased space in Smyrna, Georgia for a three (3) year term commencing May 15, 1997. On November 1, 1997, we discontinued occupancy of the leased premises, defaulting under the terms of the lease. The lease requires payment of an annual base rent of $41,772.

Rental expense for the year ended March 31, 1999 amounted to $64,132 and $120,196 for the year ended March 31, 1998.

THE  IACP  ENDORSEMENT

We entered into an agreement with the International Association of Chiefs of Police ("IACP") in February 1996 that ran through February 1999. Under the agreement, we agreed to pay IACP, on a quarterly basis in arrears, the greater of $100,000 per year or a fee based on the total number of our subscribers. As of September 30, 1999, we are in default on our payment obligations under the agreement.

NOTE  10  -  RELATED  PARTY  TRANSACTIONS:
------------------------------------------

Prior to the date of incorporation (May 6, 1993), the founder and other key members of management received 5,089,286 exchangeable preference shares in consideration for the assignment of international patents covering the Tracker Canada system and as inducements to join us. No value has been assigned to these shares.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Pursuant to our bylaws, we have the right to indemnify, to purchase indemnity insurance for, and to pay and advance expenses to, directors, officers and other persons who are eligible for, or entitled to, such indemnification, payments or advances, in accordance with and subject to the provisions of the Delaware General Corporation Law and any amendments thereto, to the extent such indemnification, payments or advances are either expressly required by such provisions or are expressly authorized by the Board of Directors within the scope of such provisions. Our right to indemnify such persons shall include, but not be limited to, our authority to enter into written agreements for indemnification with such provisions.

     Subject to the provisions of the Delaware General Corporation Law and any amendments thereto, our directors shall not be liable to the company or our shareholders for monetary damages for an act or omission in the director's capacity of a director, as long as the director acted in good faith.

     INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING US FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     Other expenses in connection with this registration that we will pay are estimated to be substantially as follows:

Item                                                Amount (in US$)
----                                                ----------------
SEC Registration Fee . . . . . . . . . . . . . . .  $       1,918.20
State Securities Laws (Blue Sky) Fees and Expenses  $         500.00
Printing and Engraving Fees. . . . . . . . . . . .  $         500.00
Legal Fees . . . . . . . . . . . . . . . . . . . .  $      50,000.00
Accounting Fees and Expenses . . . . . . . . . . .  $           0.00
Transfer Agent's Fees. . . . . . . . . . . . . . .  $       3,000.00
Miscellaneous. . . . . . . . . . . . . . . . . . .  $       4,081.80

ITEM  27.  EXHIBITS

    NUMBER      DESCRIPTION
--------------  -----------

 2.1++++        Reorganization Agreement Among Ultra Capital Corp. (the predecessor of the Registrant),
                Jeff W. Holmes, R. Kirk Blosch and the Tracker Corporation dated May 26, 1994, as mended by Amendment Number One dated June 16, 1994, Amendment Number Two dated June 24, 1994, and Amendment Number Three dated June 30, 1994, Extension of
                Closing dated June 23, 1994, and July 11, 1994 letter agreement.


 2.2++++        Agreement and Plan of Merger dated July 1, 1994 between Ultra Capital Corp. (the predecessor of the Registrant) and the Registrant

 3.1++++        Certificate of Incorporation, as corrected by Certificate of Correction of Certificate of
                Incorporation dated March 27, 1995, and as amended by Certificate of Amendment to the
                Certificate of Incorporation dated November 1, 1995, and Certificate of Designation of
                Rights, Preferences and Privileges of $1,000.00 6% Cumulative Convertible Preferred
                Stock of the Registrant dated April 19, 1996

 3.2++++        Bylaws

 4.1++++        Specimen Common Stock Certificate

 5.1            Legal Opinion

 9.1++++        Agreement dated December 21, 1993 among 1046523 Ontario Limited, Gregg C. Johnson and Bruce Lewis

 9.2++++        Right of First Refusal, Co-Sale and Voting Agreement dated March 14, 1994 between The
                Tracker Corporation, Stalia Holdings B.V., I. Bruce Lewis, MJG Management Accounting
                Services Ltd., Spire Consulting Group, Inc., 1046523 Ontario Limited, Mark J. Gertzbein,
                Gregg C. Johnson and Jonathan B. Lewis, as confirmed by letter dated June 22, 1994 and
                Agreement dated July 1994

10.1++++        1994 Stock Incentive Plan of the Registrant, as amended by Amendment No. 1 to the 1994
                Stock Incentive Plan

10.2++++        Discretionary Cash Bonus Arrangement of the Registrant

10.3++++        Form of Indemnification Agreement entered into between the Registrant and each of its
                Directors

10.4++++        Employment Agreement dated June 30, 1994 between the Registrant and I. Bruce Lewis, as amended by Amendment to Employment Agreement dated July 12, 1995

10.10++++       Right of First Refusal, Co-Sale and Voting Agreement dated March 14, 1994 between The
                Tracker Corporation, Stalia Holdings B.V., I. Bruce Lewis, MJG Management Accounting
                Services Ltd., Spire Consulting Group, Inc., 1046523 Ontario Limited, Mark J. Gertzbein,
                Gregg C. Johnson and Jonathan B. Lewis, as confirmed by letter dated June 22, 1994 and
                Agreement dated July 1994 (contained in Exhibit 9.2)

10.11++++       Stock Option Agreement dated March 14, 1994 between The Tracker Corporation and
                Stalia Holdings B.V., as confirmed by letter dated June 22, 1994

10.18++++       Letter agreement dated October 5, 1993 between The Tracker Corporation and Symbol
                Technologies, Inc., as amended by letter from The Tracker Corporation to Symbol
                Technologies Canada, Inc. dated November 23, 1995, and letter from Symbol
                Technologies Canada, Inc. to The Tracker Corporation dated November 27, 1995


10.19++++       Assignment World-Wide dated May 12, 1994 from I. Bruce Lewis to the Tracker
                Corporation

10.22++++       1995 Stock Wage and Fee Payment Agreement

10.30+++++      Letter agreement dated March 22, 1996 between The Tracker Corporation and Sony of
                Canada Ltd.

10.36++++++     Agreement dated May 22, 1997 between The Tracker Corporation of America and
                Schwinn Cycling & Fitness Inc.

10.37++++++     Modification Agreement dated May 27, 1997 between The Tracker Corporation of
                America, Saturn Investments, Inc., The Tracker Corporation, I. Bruce Lewis, Mark J.
                Gertzbein, and Jonathan B. Lewis.

10.38+++++++    Agreement dated July 1, 1998 between The Global Tracker Corporation and Warrantech
                Additive, Inc.

10.39+++++++    License Agreement dated as of July 30, 1998 between The Global Tracker Corporation and the Tracker Corporation of America, Inc.

10.40+++++++    Employment Agreement dated September 24, 1996 between I. Bruce Lewis and The
                Tracker Corporation of America, Inc.

10.41++++++++   Employment Agreement dated December 18, 1998 between Bruce I. Lewis and The
                Tracker Corporation of America

10.42++++++++   Employment Agreement dated December 18, 1998 between Jay S. Stulberg and The
                Tracker Corporation of America

10.43++++++++   Letter Agreement dated May 18, 1999 between Symbol Technologies, Inc. and The
                Tracker Corporation of America

10.44+++++++++  Purchase and Security Agreement dated August 19, 1999

21.1++++        List of subsidiaries of the Registrant

23++++++++      Consent of Independent Accountants
----------------
+               Incorporated by reference from the Registrant's Current Report on Form 8-K dated July 12,
                1994.

++              Incorporated by reference from the Registrant's Current Report on Form 8-KA dated
                February 28, 1995 (filed March 15, 1995).


+++             Incorporated by reference from the Registrant's Current Report on Form 8-K dated July 29,
                1994 (filed August 12, 1994).

++++            Incorporated by reference from the Registrant's Registration Statement on Form S-1 (No.
                33-99686).

+++++           Incorporated by reference from the Registrant's Annual Report on Form 10-K dated March
                31, 1996 (filed July 15, 1996).

++++++          Incorporated by reference from the Registrant's Annual Report on Form 10-K dated March 31, 1997
                (filed July, 3,1997)

+++++++         Incorporated by reference from the Registrant's Annual Report on Form 10-K dated March
                31, 1998 (filed November 4, 1998).

++++++++        Incorporated by reference from the Registrant's Annual Report on Form 10-K dated March
                31, 1999 (filed August 17, 1999).

+++++++++       Incorporated by reference from the Registrant's Quarterly Report on Form 10-
                QSB dated September 30, 1999 (filed November 15, 1999)

ITEM  28.  UNDERTAKINGS

              Pursuant to Rule 461, we hereby request that this registration statement become effective no later than December 15, 1999.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

THE  TRACKER  CORPORATION  OF  AMERICA,
a  Delaware  corporation

By:       /s/  Bruce  I.  Lewis
   --------------------------------------------------------------
               Bruce  I.  Lewis,  Chairman  of  the  Board  and  Chief
               Executive  Officer

Dated:  December  10,  1999


     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



                    By:     /s/  Bruce  I.  Lewis
                       -------------------------------
                                 Bruce  I.  Lewis
                                 Chairman  of  the  Board  and  Chief  Executive
                                 Officer
Dated:  December  10,  1999